UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CIPHERGEN BIOSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

Not Applicable

2) Aggregate number of securities to which transaction applies:

Not Applicable

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable

4) Proposed maximum aggregate value of transaction:

$23,000,000

5) Total fee paid:

2,461

☒ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT

Dear stockholder of Ciphergen Biosystems, Inc.:

The proxy statement attached to this letter provides you with information about the special meeting of Ciphergen’s stockholders and the proposals to be considered at the special meeting. We encourage you to read the entire proxy statement carefully. The proposal for which we are asking your approval is critical to focusing our efforts on building a dynamic specialty diagnostics business with a streamlined financial and organizational structure as well as the technical and managerial resources to address what we believe is a substantial opportunity. The board of directors and management of Ciphergen ask that you consider the following proposals.

Most importantly, you are asked to approve the sale of Ciphergen’s proteomics instrument business, which includes Ciphergen’s surface enhanced laser desorption/ionization, or SELDI, technology, ProteinChip® Arrays and accompanying software to BioRad Laboratories, Inc. pursuant to an asset sale. Ciphergen will retain rights to the clinical diagnostics market and will continue to develop the science to build this business. Upon stockholder approval of this transaction and completion of the sale, Ciphergen will be paid up to $20 million in cash by Bio-Rad, on the terms and subject to adjustment as described in the attached proxy statement. In addition, Bio-Rad will be making a $3 million equity investment in Ciphergen.

Stockholders of Ciphergen will be asked, at the special meeting of Ciphergen’s stockholders, to approve the asset sale and a proposal to grant discretionary authority to adjourn or postpone the Ciphergen special meeting to another time or place for the purpose of soliciting additional proxies. The board of directors of Ciphergen recommends that Ciphergen’s stockholders vote FOR approval of the sale of assets used in our proteomics instrument business and the adjournment proposal.

The date, time and place of the special meeting to consider and vote upon the proposals are as follows:
Thursday, October 26, 2006
2:00 p.m., local time
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Ciphergen common stock, please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us so your shares are represented at the special meeting. If you do not vote, it will have the same effect as a vote against the asset sale to Bio-Rad and the adjournment proposal.

Gail S. Page
President and Chief Executive Officer
Ciphergen Biosystems, Inc.

The proxy statement is dated September 28, 2006, and is first being mailed to stockholders of Ciphergen on or about September 28, 2006.

CIPHERGEN BIOSYSTEMS, INC.
6611 Dumbarton Circle
Fremont, California 94555

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, October 26, 2006

To our stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ciphergen Biosystems, Inc., a Delaware corporation, will be held on Thursday, October 26, 2006, at 2:00 p.m., local time, at Ciphergen’s headquarters located at 6611 Dumbarton Circle, Fremont, California: Your vote is very important. Please take a moment to read this letter in an effort to help Ciphergen to avoid the added expense of further solicitation. The proposals to be considered at the special meeting of stockholders are as follows

1. To consider and vote upon a proposal to approve the proposed sale of the assets used in our proteomics business, referred to as our research tools business, to Bio-Rad Laboratories, Inc. pursuant to the asset purchase agreement attached as Annex A to the accompanying proxy statement.

2. To consider and vote upon a proposal to grant discretionary authority to adjourn or postpone the Ciphergen special meeting to another time or place for the purpose of soliciting additional proxies.

3. To transact such other business as may properly come before the Ciphergen special meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice, which you are encouraged to read in its entirety. The board of directors of Ciphergen has fixed the close of business on September 15, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Ciphergen common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Ciphergen had outstanding and entitled to vote 36,075,017 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Ciphergen common stock is required to approve the proposed asset sale. The affirmative vote of a majority of the votes cast is required to approve the adjournment proposal. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Ciphergen special meeting, but will effectively be counted as a vote against the proposed asset sale and other matters. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Ciphergen board of directors recommends that you vote “FOR” the asset sale to Bio-Rad and other matters as described in the proxy.

By Order of the Board of Directors,

Gail S. Page
President and Chief Executive Officer

Fremont, California
September 28, 2006

PROXY STATEMENT

Special Meeting of Stockholders
Of Ciphergen Biosystems, Inc.
To Be Held On Thursday, October 26, 2006

GENERAL INFORMATION

We are first mailing this proxy statement and accompanying notice and the enclosed proxy card to stockholders beginning on September 28, 2006. Our board of directors is soliciting your proxy to vote your shares of common stock at the special meeting of stockholders to be held on Thursday, October 26, 2006, or at any adjournment or postponement of the special meeting. We will bear all expenses incurred in connection with this solicitation, which is expected to be primarily by mail. In addition to solicitation by mail, our directors, officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated. If your shares of common stock are held through a broker, bank or other nominee (i.e., in “street name”), we have requested that they forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for their reasonable out-of-pocket expenses.

If your shares of common stock were held in street name on the record date, the broker or other nominee that was the record holder of your shares of common stock may have the authority to vote them at the special meeting. If your shares of common stock are held in street name and you want to vote your shares of common stock in person at the special meeting or change your vote, you must obtain a legal proxy from your broker or nominee. If you vote by signing and returning the enclosed proxy card, the individual named as proxy on the card may vote your shares of common stock, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

You will receive more than one proxy statement and proxy card or voting instruction form if your shares of common stock are held through more than one account (i.e., through different names or different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares of common stock in more than one account, you have to provide voting instructions for all your accounts in order to vote all of your shares of common stock.

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SUMMARY

This summary of the terms of the agreement highlights selected information contained in Proposal One of this proxy statement and may not contain all of the information that is important to you regarding Proposal One. To understand fully the proposed sale of our research tools business and for a more complete description of the legal terms of the sale, you should carefully read this entire proxy statement, including the asset purchase agreement attached as Annex A.

The Parties to the Asset Sale

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
Telephone: (510) 505-2100

Ciphergen is a Delaware corporation and is a provider of consumables, instruments and research and development services for biomarker discovery. Ciphergen is dedicated to the discovery, development and commercialization of specialty diagnostic tests that change the way a physician treats a patient and that improve patient outcomes.

Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, California 94547
Telephone: (510) 724-7000

Bio-Rad is a Delaware corporation and is a provider of products for the life science research and clinical diagnostics markets.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Parties to the Asset Sale.”

Description of the Proposed Asset Sale

On August 14, 2006, we entered into an asset purchase agreement with Bio-Rad. Under the terms of the asset purchase agreement, we have agreed to sell our assets used in connection with our research tools business to Bio-Rad in exchange for a total purchase price of up to $20 million in cash for the assets and the assumption by Bio-Rad of certain liabilities of our research tools business. At the closing of the asset sale, we will receive $16 million in cash and an additional $2 million will be put into an escrow account for at least three years following the close of the asset sale, to secure our indemnification obligations under the asset purchase agreement. Bio-Rad will retain an additional $2 million pending the issuance of a reexamination certificate of U.S. Patent No. 6,734,022, referred to as our SELDI patent, confirming the patentability of all of the claims as originally issued in such patent or claims of equivalent scope.

In connection with the proposed asset sale, we also agreed to enter into a manufacture and supply agreement and a cross license agreement with Bio-Rad upon the closing of the proposed asset sale. Under the terms of the manufacture and supply agreement, Bio-Rad has agreed to supply us with the instrumentation, chips and supplies previously manufactured by us in the research tools business, which are necessary to continue the development of our specialty diagnostics business. Under the terms of the cross license agreement, for a five-year period we will have an exclusive license to commercialize the intellectual property being transferred to Bio-Rad in the clinical diagnostics market.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — The Asset Purchase Agreement,” “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Ancillary Agreements.”

Our Reasons for the Proposed Asset Sale

The proposed asset sale will enable us to realize immediately the value of our research tools business in cash, thereby increasing our ability to finance our specialty diagnostics business, as described in Annex B — New Business Strategy.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Ciphergen’s Reasons for the Asset Sale.”

Recommendation of Our Board of Directors Regarding the Proposed Asset Sale

At a meeting on August 14, 2006, our board of directors unanimously determined that the proposed asset sale is in the best interest of Ciphergen and our shareholders and unanimously approved the proposed asset sale. Our board of directors recommends that you vote “FOR” the approval of the proposed asset sale.

Opinion of our Financial Advisor

Oppenheimer & Co. Inc. delivered its oral opinion to our board of directors on August 14, 2006, subsequently confirmed in writing as of August 14, 2006, to the effect that and based upon and subject to the various assumptions set forth in the written opinion, the consideration to be paid by Bio-Rad in the asset sale was fair, from a financial point of view, to us.

The full text of the written opinion of Oppenheimer, dated August 14, 2006, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken by Oppenheimer in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated in this proxy statement by reference. We encourage you to read the opinion in its entirety. Oppenheimer provided its opinion for the information and assistance of our board of directors in connection with its consideration of the asset sale. The Oppenheimer opinion is not a recommendation as to how any holder of our common stock should vote with respect to the asset sale.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Opinion of our Financial Advisor.”

Interests of Our Directors and Executive Officers in the Proposed Asset Sale

In considering the recommendation of our board of directors with respect to the proposed asset sale, our stockholders should be aware that certain of our executive officers may have an interest in the sale of our assets that could differ from the interests of our stockholders.

We entered into an employment agreement, dated December 31, 2005, with Gail S. Page, our president and chief executive officer and a member of our board of directors. In relevant part, the agreement provides that if Ciphergen undergoes a change of control and within 12 months afterwards Ms. Page’s employment is terminated or constructively terminated without cause, she will receive severance pay and medical benefits for a period of 12 months and all of the options granted to her will immediately vest.

We entered into an employment agreement, dated January 15, 2005, with James P. Merryweather, PhD, our executive vice president, sales and marketing. In relevant part, the agreement provides that if Ciphergen undergoes a change of control and within 12 months afterwards Dr. Merryweather’s employment is terminated or constructively terminated without cause, he will receive severance pay and medical benefits for a period of 12 months and all of the options granted to him will immediately vest.

As used in each of these agreements, (i) a “change of control” includes the sale or other disposition of all or substantially all of our company’s assets; (ii) a “constructive termination” includes any purported termination of the employee which is not effected for “cause” or for which the grounds relied upon are not valid; and (iii) “cause” includes, among other things, termination of employment due to the employee’s willful, repeated failure substantially to perform his or her duties, a willful act by the employee that constitutes gross misconduct and that is injurious to our company and conviction of a felony crime. It is our position that the asset sale to Bio-Rad does not constitute a change in control as defined in these agreements. Should the asset sale be deemed to be a change of control, and the aforementioned employees are terminated within twelve months of the proposed asset sale for reasons other than for cause, we would be required to provide the severance pay and benefits described above.

Closing of the Proposed Asset Sale

We expect to close the proposed asset sale following the satisfaction or waiver of all of the conditions to each party’s obligations under the asset purchase agreement. We expect to complete the proposed asset sale soon after this special shareholder’s meeting

Conditions to the Completion of the Asset Sale

Our and Bio-Rad’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following conditions:

•	approval by our shareholders;

•	each party’s representations and warranties in the asset purchase agreement are true and correct as of the closing date;

•	all consents, approvals, permits and waivers from governmental authorities and other parties necessary to allow Ciphergen to transfer the assets to Bio-Rad and to operate the research tools business have been obtained;

•	the absence of any orders or injunctions prohibiting the completion of the asset sale;

•	the receipt of required legal opinions and officer’s certificates from each party;

•	the receipt of board resolutions from each party approving the asset purchase agreement and all ancillary agreements and the transactions contemplated thereby; and

•	execution of the ancillary agreements described in the asset purchase agreement.

Ciphergen’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following additional condition:

•	Bio-Rad executes the assumption document evidencing Bio-Rad’s assumption of assumed liabilities pursuant to the asset purchase agreement.

Bio-Rad’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following additional conditions:

•	we have executed and delivered to Bio-Rad all documents necessary to transfer the assets and liabilities contemplated by the asset purchase agreement; and

•	Bio-Rad has obtained or been granted the right to use all licenses, permits, franchises, approvals, authorizations, consents and the like, necessary and desirable for the present conduct of or relating to the current operation of the research tools business.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — The Asset Purchase Agreement.”

Termination of the Asset Purchase Agreement

We and Bio-Rad may terminate the asset purchase agreement by mutual written consent, or either party can terminate if the asset sale has not closed on or before November 1, 2006, and if our stockholders vote not to approve the asset sale and other transactions contemplated by the asset purchase agreement. We may terminate the asset purchase agreement if, before the vote of our stockholders at the special meeting and after compliance with our no-solicitation covenant, we elect to enter into a binding agreement with respect to a superior proposal. In such event, we are obligated to pay Bio-Rad a termination fee of $2 million.

See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — The Asset Purchase Agreement.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the special meeting?

A:	The following proposals will be voted on at the special meeting:

•	The first proposal to be voted on is a proposal to approve the proposed sale of the assets of our research tools business to Bio-Rad Laboratories, Inc. pursuant to the terms of the asset purchase agreement attached as Annex A to this proxy statement. See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad.”

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn or postpone the Ciphergen special meeting to another time or place for the purpose of soliciting additional proxies, which we refer to in this proxy statement as the Ciphergen adjournment proposal. See “Proposal No. 2 — Proposal to Grant Authority to Adjourn or Postpone the Special Meeting.”

Q:	Why are you selling the assets of the research tools business?

A:	We are selling the assets of the research tools business so that we can focus on developing our emerging specialty diagnostics business. This diagnostics focus stems from our core competency, which involves biomarker discovery derived from a suite of tools for protein separation combined with rigorous study design.

Q:	What will you do with the proceeds from the sale of the assets of the research tools business?

A:	We will use the proceeds of the asset sale to support the development of our emerging specialty diagnostics business.

Q:	Who is the purchaser in the proposed asset sale?

A:	The purchaser is Bio-Rad Laboratories, Inc. Bio-Rad is a public company headquartered in Hercules, California, which serves more than 70,000 research and industry customers worldwide through its global network of operations. Bio-Rad employs over 5,000 people globally and had revenues of $1.1 billion in 2005.

Q:	What is the purchase price for our assets?

A:	Bio-Rad has agreed to pay us a total purchase price of up to $20 million in cash for the assets and to assume certain liabilities of our research tools business. At the closing of the asset sale, we will receive $16 million in cash and an additional $2 million will be put into an escrow account for at least three years after the close of the asset sale, to secure our indemnification obligations under the asset purchase agreement. Bio-Rad will retain an additional $2 million pending the issuance of a reexamination certificate of a specific patent, as more fully discussed below in this proxy statement.

Q:	What will happen if the asset sale to Bio-Rad is approved?

A:	If the asset sale to Bio-Rad is approved, we will complete the sale of the assets to Bio-Rad in accordance with the terms of and subject to satisfaction of the closing conditions set forth in the asset purchase agreement. We anticipate that the transaction will close shortly after the special meeting. Following this sale, we will focus on developing our emerging specialty diagnostics business.

Q:	What will happen if the asset sale to Bio-Rad is not approved?

A:	If our stockholders do not approve the sale of the research tools business, we will continue to operate the research tools business and continue to explore strategic alternatives. The failure of the sale of the research tools business to be consummated could adversely effect our research tools business through loss of customers, loss of employees and other factors.

Q:	Do I have any appraisal rights in connection with the asset sale?

A:	No. Our stockholders do not have appraisal rights in connection with the asset sale.

Q	What is our board of directors’ recommendation with respect to the proposals to be considered at the special meeting?

A:	Our board of directors recommends a vote “FOR” approval of the asset sale and the grant of discretionary authority to adjourn or postpone the special meeting.

Q:	What vote is required?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Ciphergen common stock is required to approve the proposed asset sale. The affirmative vote of a majority of the votes cast is required to approve the adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting. See “Information About the Special Meeting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote in one of three ways at any time before proxies are voted at the meeting. First, you can send a written notice via registered mail to our president and chief executive officer, Gail S. Page, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us before the special meeting. Third, you can attend the meeting and vote in person. See “Information About the Special Meeting — Revocability of Proxies.”

Q:	If my Ciphergen shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	A broker will vote Ciphergen shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to approve the proposed asset sale requires the affirmative vote of a majority of our outstanding shares in order for the sale to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against the proposed asset sale. The proposal to grant discretionary authority to adjourn or postpone the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting, so a broker non-vote will have no effect on the outcome of that proposal. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information About the Special Meeting — Quorum; Abstentions; Broker Non-Votes.”

Q:	Can I still sell my shares of Ciphergen common stock?

A:	Yes. Our common stock is currently traded on The Nasdaq Capital Market.

Q:	Who can help answer my questions?

A:	If you have any questions about the special meeting or the proposals to be voted on at the special meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department at 510-505-2233. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our assets, projections of our future revenue and financial condition, anticipated deployment, capabilities and uses of our products and our product development activities and product innovations, existing and future collaborations and partnerships, our belief that biomarker discoveries may have diagnostic and/or therapeutic utility; our belief that we and our collaborators can discover relevant biomarkers and successfully develop diagnostic tests based on such biomarkers, our plans to commercialize diagnostic tests by ourselves and through our strategic alliance with Quest Diagnostics and to enter into strategic alliances with other parties to do so, the size of potential markets for our diagnostic tests, our ability to comply with applicable government regulations, our ability to expand and protect our intellectual property portfolio, our ability to decrease costs, the estimates of ongoing expenses, and the likelihood of stockholder value resulting from the sale of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that the asset sale may not be consummated, that the ProteinChip® technology may fail to discover successful protein biomarkers that have diagnostic utility, that any biomarkers which are discovered may not successfully be developed into diagnostic tests, and that we may fail in our ability to protect and promote our proprietary technologies, decrease costs and obtain future funding. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Securities and Exchange Act, we are obligated to file with the Securities and Exchange Commission (SEC) periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are incorporating by reference into this proxy statement each document that we file with the SEC under the Securities and Exchange Act after the date of this proxy statement and prior to the special meeting. All such documents will be deemed to be part of this proxy statement from the date that such documents are filed with the SEC.

We are also incorporating by reference into this proxy statement the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 17, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 16, 2006; and

•	Current Reports on Form 8-K filed with the SEC on March 23, 2006, April 18, 2006, May 4, 2006, May 26, 2006, May 31, 2006, June 13, 2006, June 30, 2006, and August 14, 2006.

Each of the documents referred to above may also be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, or from the SEC’s Internet website at http://www.sec.gov. You can obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available, free of charge, through our Internet website at http://

www.ciphergen.com under the “Investor Relations” portion of our website. You may also obtain copies of our SEC filings, free of charge, by contacting us in writing or by telephone as follows:

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont CA 94555
(510) 505-2100

If you would like to request documents from us, please do so promptly in order to ensure timely receipt before the special meeting.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of stockholders.

Date, Time and Place of Special Meeting

We will hold the special meeting of Ciphergen stockholders at 6611 Dumbarton Circle, Fremont, California on Thursday, October 26, 2006, at 2:00 p.m., local time.

Purpose of Special Meeting

At the special meeting, the following proposals will be presented:

•	The first proposal to be voted on is a proposal to approve the proposed sale of the assets of our research tools business to Bio-Rad pursuant to the terms of the asset purchase agreement attached as Annex A to this proxy statement. See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad.”

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn or postpone the Ciphergen special meeting to another time or place for the purpose of soliciting additional proxies, which we refer to in this proxy statement as the Ciphergen adjournment proposal. See “Proposal No. 2 — Proposal to Grant Authority to Adjourn or Postpone the special meeting.”

Ciphergen stockholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities

Stockholders of record as of the record date, September 15, 2006, are entitled to notice of and to vote at the special meeting. As of the record date, 36,075,017 shares of our common stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy.

Vote Required

The proposal to approve the asset sale to Bio-Rad requires the affirmative vote of a majority of our outstanding shares in order for the sale to be approved by our stockholders. The proposal to grant discretionary authority to adjourn or postpone the special meeting requires the affirmative vote of a majority of our outstanding shares in order for the adjournment proposal to be approved.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the special meeting and vote in person. Any stockholder giving a proxy has the right to revoke it in one of three ways:

•	you can send a written notice via registered mail to our president and chief executive officer, Gail S. Page, at our executive offices, stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy; or

•	you can attend the meeting and vote in person.

If you choose either of the first two methods, you must submit the notice of revocation or the new proxy to us before the special meeting.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to approve the asset sale to Bio-Rad requires the affirmative vote of a majority of our outstanding shares in order for the sale to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the asset sale to Bio-Rad.

Adjournment and Postponement

Whether or not a quorum is represented at a stockholder meeting, our bylaws permit the stockholders present in person or represented by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice other than announcement at the meeting, until a quorum is present or represented. The Delaware General Corporation Law requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services.

Assistance

If you have any questions about the proposals or how to vote or revoke a proxy, or if a Ciphergen stockholder wishes to obtain additional copies of this document or election forms, the stockholder should contact:

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
Attention: Investor Relations
Telephone Number: (510) 505-2100

PROPOSAL NO. 1 — PROPOSAL TO APPROVE THE ASSET SALE TO BIO-RAD

This section of the proxy statement describes material aspects of the proposed asset sale to Bio-Rad, including the asset purchase agreement attached as Annex A to this proxy statement. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the asset purchase agreement, for a more complete understanding of the asset sale.

Background of the Asset Sale

We have incurred operating losses and negative cash flows since our inception, and revenues from the research tools business have declined from $43.6 million in 2003 to $40.2 million in 2004 to $27.2 million in 2005. However, during that time, we have discovered and filed patents on biomarkers and patterns of biomarkers that can potentially be developed into specialty diagnostic tests to improve patient care. In July 2005, we entered into a strategic alliance agreement with Quest Diagnostics Incorporated pursuant to which the parties have agreed to develop and commercialize up to three diagnostics tests based on Ciphergen’s proprietary SELDI technology during a three year period.

In the fourth quarter of 2005, we held a series of discussions with Bio-Rad about their possible interest in our designing a customized version of our PCS 4000 ProteinChip instrument for a particular application which would complement Bio-Rad’s existing product lines sold to life science researchers. As a result of a series of meetings in the fourth quarter, criteria were drawn up for the specifications for such an instrument and we began to develop preliminary data for this application. This was followed up by a meeting of members of the parties’ respective scientific and business staffs at our Fremont facility in December 2005.

In December 2005, there were a series of significant changes in our management team. Following the retirement of Dr. William E. Rich, Gail S. Page became president and chief executive officer. Ms. Page had joined Ciphergen in early 2005 as executive vice president and president of our diagnostics division and, in mid-2005, Ms. Page was promoted to president and chief operating officer.

In January 2006, there was a strategic planning meeting of the new management team where the business prospects of the research tools business and our diagnostics business, as well as the financial picture of Ciphergen, were discussed at length. At this meeting, it was the consensus view of management that our greatest opportunity for future value creation lay in focusing our resources on the emerging specialty diagnostics business. While we believe our ProteinChip platform is a powerful research tool, it is only one of a variety of tools needed by proteomics researchers today. We currently offer a single instrument, while our competitors offer a suite of instruments and related products. Therefore, we determined that it would be in our stockholders’ best long-term interest to focus on the commercialization of our biomarker capability in the specialty diagnostics market, and that strategic options regarding our research tools business, including the sale of the research tools business to provide capital for our diagnostics efforts, should be explored.

In January 2006, Mr. Norman Schwartz, chief executive officer, and Mr. Todd Morrill, director, acquisitions and business development for Bio-Rad, met at our headquarters with Gail Page and Dr. Simon Shorter, vice president of corporate business development. At this meeting we presented a business plan which included a potential strategic transition of our business from manufacturing and selling instruments, consumables and software, into a business developing and selling diagnostic products. Discussions moved from the possibility of our building a customized instrument to be resold by Bio-Rad to the potential acquisition by Bio-Rad of our entire research tools business.

On January 26, 2006, members of Bio-Rad’s acquisitions and business development group visited our headquarters and the first of a series of documents including Ciphergen’s financial information and intellectual property were provided pursuant to a confidentiality agreement.

On February 8, 2006, there was a meeting of our board of directors. At this meeting, plans for the potential divestiture of the research tools business were discussed and an update on all the discussions to date was presented. This update included a summary of discussions with two other entities, referred to here as Party A and Party B, described below, as well as the status of discussions with Bio-Rad. It was stated at this meeting that Bio-Rad had made a non-binding, verbal offer to purchase the research tools business for up to $20 million.

Initial discussions about a possible business arrangement with Party A began in October 2005. This was followed by a conference call with our management in January 2006 and a site visit to our headquarters in February 2006. Detailed financial information, technical data, intellectual property and other due diligence materials were provided to Party A. Following these discussions, a non-binding indication of interest was made by Party A to buy only the consumables portion of our research tools business. This offer was deemed to be insufficient and all further conversations with this party ceased at that time.

In March 2006, a meeting took place between our chief executive officer and our executive chairman of the board and the chief executive officer of Party B, in which we provided a business update and the nature of our strategic transition plans were described. Following this meeting, Party B verbally described interest in an arrangement whereby Party B would manufacture a mass spectrometer for sale by us. Since this type of transaction failed to accomplish our broader strategic goals, no further discussion with this party took place.

During this period, two additional companies were approached about potentially acquiring our research tools business but neither party expressed interest.

In summary, there were discussions with five companies. Three of these had significant but varied interests, and the management team determined that further discussions with Bio-Rad offered the greatest opportunity for future value creation.

Throughout March and April 2006, further discussions took place with Bio-Rad and, on April 12, 2006, our board of directors had a meeting at which it was agreed that we should proceed with the offer from Bio-Rad and also established that there was no continuing or acceptable interest from other parties at this time.

On May 12, 2006, Ciphergen and Bio-Rad signed a nonbinding letter of intent, which included binding confidentiality and standstill provisions. These letters were approved by a telephonic meeting of our board on May 12, 2006. Following execution of these agreements, we and our outside counsel began negotiating the terms of a definitive agreement with Bio-Rad. Following discussions among our management and further discussions with Bio-Rad regarding our requirement to retain the right to continue to conduct business in the clinical diagnostics area, Bio-Rad indicated a willingness to consider purchasing the assets of our research tools business for up to $20 million, as well as to make an equity investment of up to $3 million in Ciphergen.

Subsequently, multiple due diligence meetings between the parties took place. On May 23, 2006, Mr. Todd Morrill and other members of Bio-Rad management conducted an on-site visit to our headquarters. This meeting was followed by a subsequent on-site due diligence session on June 2, 2006. On June 13, 2006, a third on-site due diligence visit took place in which Mr. Todd Morrill and members of the Bio-Rad legal, financial and technical team spent another day at our headquarters.

During the week of June 12, 2006, Mr. Todd Morrill and Mr. Tom Slyker, new technologies marketing manager, of Bio-Rad accompanied Dr. Jim Merryweather, executive vice president of sales and marketing, and Dr. Simon Shorter on visits to our customers on the east coast of the United States and to our Biomarker Discovery Center® laboratory in Malvern, Pennsylvania. During the week of June 26, 2006, a similar due diligence visit was conducted by Mr. Morrill and Drs. Merryweather and Shorter, with visits to our Guildford, UK and Copenhagen, Denmark, Biomarker Discovery Center laboratories.

Between July 1 and August 13, 2006, we and Bio-Rad and our respective legal counsel negotiated the terms and conditions of the asset purchase agreement, including the specific assets and liabilities to be transferred, the closing conditions and the terms under which we could consider alternative proposals to the asset sale to Bio-Rad, termination, termination fees and the indemnification provisions and the terms of the stock sale, manufacture and supply agreement, cross license agreement and other ancillary agreements.

On August 14, 2006, our board of directors held a telephonic meeting. Ms. Gail Page gave an overview of the terms of the proposed transaction with Bio-Rad. Our outside legal counsel then reviewed with our board their fiduciary duties in connection with the proposed transaction with Bio-Rad and reviewed with our board the terms and conditions of the proposed asset purchase agreement, stock purchase agreement and ancillary agreements negotiated with Bio-Rad, including the termination, termination fee and indemnification provisions.

Also at this time, our board of directors reviewed the oral opinion and proposed form of opinion letter from Oppenheimer & Co., to the effect that and based upon and subject to the various assumptions set forth in the written opinion, the consideration to be paid by Bio-Rad in the asset sale was fair, from a financial point of view, to us. See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Opinion of our Financial Advisor.” The analyses supplied by Oppenheimer and its opinion were among several factors taken into consideration by our board of directors in making its decision to enter into the asset sale to Bio-Rad, and should not be considered as determinative of such decision. After extensive discussion and deliberation, our board of directors approved the asset purchase agreement and the transactions contemplated by the asset purchase agreement, resolved to recommend that our stockholders approve the asset purchase agreement, and authorized execution of the asset purchase agreement.

The parties executed the asset purchase agreement and issued a press release announcing the execution on August 14, 2006.

Use of Proceeds from the Proposed Asset Sale

If the proposed asset sale is completed, we currently intend to utilize the net proceeds to fund the development of our emerging specialty diagnostics business. We believe that there is a market opportunity in the discovery, development and commercialization of specialty diagnostic tests that help physicians manage their patients and that improve patient outcomes.

Ciphergen’s Reasons for the Asset Sale; Recommendation of the Board of Directors

Our board of directors considered a number of factors before recommending that our stockholders approve the proposed asset sale, including the following:

•	that we had explored strategic alternatives, including discussions with alternative parties concerning the sale of Ciphergen’s research tools business, as described above;

•	that we would require additional time and resources to locate and negotiate with any other potential purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	that the consideration offered by Bio-Rad for our research tools business represented what our management and board of directors believed was the offer that would result in higher value to our stockholders with greater certainty of timely consummation than any offer from any third party and would be paid substantially in cash;

•	that certain of the ancillary agreements to the asset purchase agreement would still allow us to commercialize our biomarker technology in the specialty diagnostics market;

•	the financial presentation of Oppenheimer on August 14, 2006 and the oral opinion of Oppenheimer delivered on August 14, 2006 to our board of directors, subsequently confirmed in writing as of August 14, 2006, to the effect that and based upon and subject to the various assumptions set forth in the written opinion, as of August 14, 2006, the consideration to be paid by Bio-Rad in the asset sale was fair, from a financial point of view, to us (the full text of the written opinion of Oppenheimer, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken by Oppenheimer in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference);

•	that we would be entitled to engage with third parties who make acquisition proposals under certain circumstances and that we would be entitled to terminate the asset purchase agreement, with the payment of a termination fee, to enter into an agreement for a superior proposal;

•	that the value of our assets, particularly our intellectual property and certain contracts and customer relationships, would decline with the passage of time;

•	our business and financial prospects if we were to continue the operation of our business as currently conducted;

•	our financial condition, historical results of operations and business and strategic objectives, including the risks involved in achieving those objectives and the fact that we have incurred operating losses and negative cash flows from operations since our inception and we expect to continue to incur operating and net losses for the foreseeable future;

•	that Bio-Rad would assume certain of our obligations; and

•	the terms and conditions of the asset purchase agreement and the likely timing of closing of the asset sale to Bio-Rad.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the asset sale, including the likely impact of the asset sale on our employees, customers and partners and the expected effect of the asset sale on our existing relationships with third parties;

•	the possibility that the asset sale will not be completed and the potential negative effect of public announcement of the asset sale in that event on our sales, operating results and our ability to retain key management and personnel;

•	we will not benefit from any potential increase in the value of the research tools business;

•	the conditions to Bio-Rad’s obligation to complete the asset sale and the right of Bio-Rad to terminate the asset purchase agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the asset sale in addition to their interests as stockholders of Ciphergen generally as described in “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — Interests of our Directors and Executive Officers in the Asset Sale.”

The foregoing includes the material factors considered by our board of directors. In view of its many considerations, our board of directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of our board of directors may have given different weights to different factors. After weighing all of these considerations, our board of directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to Bio-Rad.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Asset Sale

You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote to approve the asset sale proposal. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

There is no plan to distribute any of the proceeds of the asset sale to our stockholders.

We do not intend to distribute any portion of the proceeds from the asset sale to our stockholders. We currently intend to use the proceeds from the asset sale to fund and grow our diagnostics business. However, in light of the evolving nature of our diagnostics business, we cannot specify exactly how we will spend or invest the proceeds from the asset sale.

There is no guarantee of success in the specialty diagnostics market.

We believe that it is in our best interest to exit the research tools business and focus our resources on the specialty diagnostics market. However, to date, we have not developed any diagnostic products and can offer no assurance that we will be able to develop any diagnostic products or that we will succeed in commercializing any diagnostic products we do develop, or that we will be able to secure sufficient equity or debt financing necessary to sustain operations until our diagnostic products generate meaningful revenues. Even if we are able to complete the development and commercialization of diagnostic products, we cannot guarantee that we will achieve profitability or that the diagnostics business will prove successful. Immediately following the sale of our research tools business, our remaining business operations will be significantly smaller and we will not expect revenues until the successful development and commercialization of products in our diagnostics business.

Our research tools business is currently the only revenue generating portion of our operations. After the closing of the asset sale, the specialty diagnostics business will comprise our remaining business.

We will be dependent on Bio-Rad for the manufacture and supply of the ProteinChip platform tools necessary for the successful development and commercialization of diagnostic tests

We currently manufacture the ProteinChip instruments, arrays, and supplies utilized for biomarker discovery and the development of diagnostic tests. Following the completion of the asset purchase, Bio-Rad will be the sole supplier to us of these ProteinChip instruments, arrays, and supplies. Although Bio-Rad has agreed to manufacture and supply the ProteinChip instruments, arrays, and supplies for us pursuant to the manufacture and supply agreement, there can be no assurance Bio-Rad will manufacture such items meeting applicable specifications in the quantities and according to the schedule which we may require. In the event that Bio-Rad is unable to provide the instruments and ProteinChip arrays as required, under certain conditions we are allowed to manufacture these items ourselves or seek a third party supplier, but there is no guarantee that we will be able to find such a supplier, or that the cost of purchasing these items will be commercially reasonable. If we are not able to obtain the necessary ProteinChip instruments, arrays, and supplies, our ability to develop diagnostic products will be adversely affected.

Our strategic alliance with Quest Diagnostics may be negatively affected by the sale of the research tools business.

In July 2005, we entered into a strategic alliance with Quest Diagnostics with the goal of commercializing up to three diagnostic assays over a three year period. Pursuant to the strategic alliance agreement, we are responsible for selling ProteinChip instruments, arrays, and other supplies to Quest Diagnostics and to develop new versions of such products as may be required for Quest Diagnostics. Because Bio-Rad will be responsible for research and development and manufacture related to the ProteinChip platform following the asset sale, we will not be able directly to control whether Bio-Rad will devote sufficient attention and resources to the production and development of the ProteinChip platform. If we cannot provide sufficient ProteinChip instruments, arrays, and other supplies to Quest Diagnostics pursuant to the strategic alliance agreement, we may be in breach of our obligation to Quest Diagnostics and, even if we fulfill all our contractual obligations to Quest Diagnostics, it is possible that our relationship with Quest Diagnostics will be adversely affected by the sale of the research tools business to Bio-Rad, which could have an impact on our successful ability to commercialize our potential diagnostic tests.

The asset sale will expose us to contingent liabilities and we may not receive any of the contingent portion of the consideration to be paid by Bio-Rad.

Under the asset purchase agreement, we have agreed to indemnify Bio-Rad for any breaches of our representations, warranties and covenants contained in the asset purchase agreement, as well as for certain patent and other matters, up to a maximum amount of $20 million. $2 million of the purchase price will be held in escrow for at least three years following the completion of the asset sale and available to satisfy indemnification claims made by Bio-Rad against us. An additional $2 million of the purchase price will be held back by Bio-Rad pending the issuance of a reexamination certificate relating to one of our patents, referred to as the SELDI patent, and we have agreed to a maximum potential liability of $10 million with respect to the SELDI patent. Unless a reexamination certificate for the SELDI patent is issued which confirms the patentability of all of the claims as originally issued in that patent (or claims of equivalent scope), we will not receive the $2 million being held back by Bio-Rad. It is possible that, following the completion of the asset sale, we may receive significant indemnification claims by Bio-Rad, which may exceed the $2 million escrow amount, potentially resulting in liabilities to Ciphergen up to the $20 million cap. We also may receive indemnification claims relating to the SELDI patent, potentially up to the $10 million cap. The occurrence of any of these events could have a material adverse effect on our business following the completion of the asset sale. See “Proposal No. 1 — Proposal to Approve the Asset Sale to Bio-Rad — The Asset Purchase Agreement.”

We will continue to incur liabilities and expenses that will reduce the cash available to Ciphergen prior to the closing.

Liabilities and expenses from operations (such as operating costs, salaries, directors and officers insurance, payroll and local taxes and legal and accounting fees), including operation of our research tools business, will continue to be incurred as we seek to close the asset sale to Bio-Rad, reducing the amount of cash available for the diagnostics business.

The asset sale to Bio-Rad could cause the holders of our convertible promissory notes to demand immediate repayment of the notes.

Pursuant to the indenture agreement governing the terms of our outstanding convertible promissory notes, upon a change in control (as defined in the indenture), the debtholders may elect to require us to repurchase all or a portion of their notes at a premium over the face value of the notes. While it is our position that the asset sale to Bio-Rad does not constitute a change in control as defined in the indenture, the debtholders may disagree and seek to force us to repurchase some or all of their notes, which may result in costly litigation and a distraction for management. An entity which we believe holds $18.5 million in principal amount of our convertible promissory notes has advised us that they disagree with our position that the asset sale does not constitute a change of control as defined in the indenture. Such entity has indicated that it reserves its rights to the remedies set forth in the indenture, which include the right to have their notes repurchased at 105% of their principal amount in the event the asset sale is determined to be a change in control. In the event that we are required to repurchase notes, we may not have sufficient funds to do so nor be able to arrange for refinancing of the notes.

We may not be able to obtain necessary third party consents to the transfer of certain assets for closing of the asset sale.

In addition to other conditions that must be satisfied prior to closing the asset sale, we are obligated to obtain certain third party consents, including some of our clients, customers, and lessors. If we are unable to obtain these consents, the asset sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

If we do not sell our research tools business, we will have difficulty sustaining operations over the long-term without significant amounts of new capital.

Ciphergen has incurred operating losses and negative cash flows since our inception, and revenues from the research tools business have declined from $43.6 million in 2003 to $40.2 million in 2004 to $27.2 million in 2005. There is no guarantee that, if the asset sale is not approved, we will be able to obtain additional capital to continue operation of the business through debt or equity financings.

If we do not sell our research tools business at this time its value may decrease.

The value of our assets, particularly our intellectual property and certain contracts and customer relationships, may decline in value with the passage of time. If we do not complete the sale of assets to Bio-Rad, there is no guarantee that, if and when we find another buyer for the research tools business, the assets will be valued by such buyer at the same amount as that offered by Bio-Rad.

If we do not sell our research tools business to Bio-Rad as announced, it may negatively affect the price of our stock, relationships with our customers, and our ability to retain key management and personnel.

If we fail to complete the sale of the research tools business to Bio-Rad, it may be perceived in the market as a negative sign of the ability of Ciphergen to sustain its operations over the long term. This perception could negatively affect the price of Ciphergen’s stock, the willingness of customers to renew contracts, and the ability to retain employees.

Federal Income Tax Consequences to Us of the Proposed Asset Sale

As a result of the proposed asset sale, we will sell our research tools business to Bio-Rad in exchange for up to $20 million. This amount, plus the amount of liabilities assumed by Bio-Rad that are required to be capitalized for tax purposes, will be allocated among all of our assets that are sold to Bio-Rad. We will recognize gain or loss on each of the assets sold in an amount equal to the difference between the sales price allocated to that asset and our tax basis in such asset.

We do not believe the proposed asset sale will result in federal or state corporate income tax liability (including any alternative minimum tax liability), because we anticipate that any taxable gain with respect to a particular asset will be offset for income tax purposes by losses that we will recognize with respect to the sale of other assets as well as our operating losses, including losses from prior years. However, tax authorities may disagree with our determination of our available operating losses or our allocation of the purchase price among the assets sold, or our operating losses could be less than anticipated, which may increase our income tax liability as a result of the proposed asset sale.

Accounting Treatment of the Proposed Asset Sale

We will account for the proposed asset sale as a sale of assets and assumption of liabilities, in accordance with accounting principles generally accepted in the United States (GAAP). Upon the completion of the asset sale, we will recognize a financial reporting gain, if any, equal to the net proceeds (the sum of the purchase price received less the expenses relating to the asset sale) less the net book value of the assets purchased and the fair value of the indemnification liability retained.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed asset sale.

Appraisal Rights

Our stockholders have no appraisal rights in connection with the sale of assets to Bio-Rad.

Vote Required and Board of Directors Recommendation

The approval of the proposed asset sale to Bio-Rad requires the approval of a majority of the outstanding shares of our common stock.

Our board of directors believes that the proposed asset sale is in our best interests and the best interests of our stockholders and recommends a vote “FOR” the Ciphergen proposal to approve the asset sale.

Interests of Our Directors and Executive Officers in the Proposed Asset Sale

In considering the recommendation of our board of directors with respect to the proposed asset sale, our stockholders should be aware that certain of our executive officers may have an interest in the sale of our assets that could differ from the interests of our stockholders.

We entered into an employment agreement, dated December 31, 2005, with Gail S. Page, our president and chief executive officer and a member of our board of directors. In relevant part, the agreement provides that if Ciphergen undergoes a change of control and within 12 months afterwards Ms. Page’s employment is terminated or constructively terminated without cause, she will receive severance pay and medical benefits for a period of 12 months and all of the options granted to her will immediately vest.

We entered into an employment agreement, dated January 15, 2005, with James P. Merryweather, PhD, our executive vice president, sales and marketing. In relevant part, the agreement provides that if Ciphergen undergoes a change of control and within 12 months afterwards Dr. Merryweather’s employment is terminated or constructively terminated without cause, he will receive severance pay and medical benefits for a period of 12 months and all of the options granted to him will immediately vest.

As used in each of these agreements, (i) a “change of control” includes the sale or other disposition of all or substantially all of our company’s assets; (ii) a “constructive termination” includes any purported termination of the employee which is not effected for “cause” or for which the grounds relied upon are not valid; and (iii) “cause” includes, among other things, termination of employment due to the employee’s willful, repeated failure substantially to perform his or her duties, a willful act by the employee that constitutes gross misconduct and that is injurious to our company and conviction of a felony crime. It is our position that the asset sale to Bio-Rad does not constitute a change in control, as defined in these agreements. Should the asset sale be deemed to be a change of control, and the aforementioned employees are terminated within twelve months of the proposed asset sale for reasons other than for cause, we would be required to provide the severance pay and benefits described above.

The Asset Purchase Agreement

Parties to the Asset Sale

Ciphergen

We are a provider of consumables, instruments and research and development services for biomarker discovery. We are dedicated to the discovery, development and commercialization of specialty diagnostic tests that change the way a physician treats a patient and that improve patient outcomes.

We were incorporated in the state of Delaware on May 23, 2000. We maintain our principal offices at 6611 Dumbarton Circle, Fremont, California 94555, telephone (510) 505-2100.

Bio-Rad

Bio-Rad Laboratories provides a broad range of innovative tools and services to the clinical diagnostics and life science research markets. The company is world renowned among hospitals, universities, major research institutions, biotechnology and pharmaceutical firms for its commitment to quality and customer service. It has built strong customer relationships that advance research and development efforts and support the commercialization of new technology, especially in the high-growth fields of genomics, proteomics, biopharmaceutical discovery, food safety and biotechnology education.

Bio-Rad is a corporation organized under the laws of Delaware and maintains its principal offices at 1000 Alfred Nobel Drive, Hercules, California 94547, telephone (510) 724-7000.

General

On August 14, 2006, our board of directors unanimously approved the asset purchase agreement between us and Bio-Rad, under which we agreed to sell the assets relating to our research tools business to Bio-Rad for a total purchase price of up to $20 million, subject to adjustment as described below, to be paid by Bio-Rad in cash. The material terms of the asset purchase agreement are summarized below. A copy of the asset purchase agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the asset purchase agreement in its entirety.

Assets to be Sold or Assigned

The assets proposed to be sold to Bio-Rad consist of all right, title and interest in and to the properties, assets and rights owned by us and used or held for use principally in connection with the operation of our research tools business including, without limitation:

•	all contracts or other obligations relating to the research tools business or the assets;

•	certain leases for real or personal property relating to the research tools business;

•	all improvements to real property situated in or on real property subject to the leases to be assigned to Bio-Rad;

•	all fixtures and equipment owned and used in connection with the research tools business;

•	all inventory used or held for use in connection with the research tools business;

•	all books and records relating to the research tools business;

•	all right, title and interest in and to any proprietary rights including, without limitation, intellectual property rights, relating to the research tools business;

•	all permits and licenses necessary or desirable for the present conduct of or relating to the current operation of the research tools business, to the extent transferable;

•	all computers and software principally used in connection with the research tools business;

•	all insurance policies, to the extent assignable;

•	all accounts and notes receivable, refunds, deposits, prepayments or prepaid expenses relating to the research tools business;

•	all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the research tools business;

•	all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the assets or services relating to the research tools business or affecting the assets, to the extent assignable; and

•	all claims, causes of action, choses in action, rights of recovery and rights of set-off pertaining to the research tools business including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered prior to the closing of the asset sale.

The assets proposed to be sold to Bio-Rad specifically exclude:

•	certain inventory identified in the asset purchase agreement as excluded assets;

•	all cash and cash equivalents held by us as of the closing of the asset sale; and

•	all permits and licenses, to the extent not transferable.

Liabilities to be Assumed

The liabilities proposed to be assumed by Bio-Rad in the transaction consist of the following:

•	the liabilities specifically set forth on the closing balance sheet solely to the extent relating to the research tools business and incurred in the ordinary course of the research tools business as of the close of the asset sale: accounts payable, accrued liabilities, deferred revenue (current) and deferred revenue (long term); and

•	all liabilities accruing, arising out of or relating to events or occurrences happening after the close of the asset sale (1) under certain contracts and leases (a) as listed on a schedule to the asset purchase agreement or (b) which are not listed on such schedule, but which we and Bio-Rad agree in writing that Bio-Rad will accept and assume, but excluding any liability for any default under any such contract or lease prior to the close of the asset sale and (2) under the assigned contracts or leases including, without limitation, all service and warranty obligations relating to such contracts or leases arising in the ordinary course of the research tools business.

The liabilities proposed to be assumed by Bio-Rad specifically exclude:

•	any liability to or in respect of any of our employees or former employees;

•	any liability in respect of any tax, except as provided in the asset purchase agreement;

•	certain liabilities identified in the asset purchase agreement as excluded liabilities;

•	any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or services performed by or on behalf of Ciphergen or any other person or entity on or prior to the close of the asset sale;

•	any liability arising out of or related to any claim or legal proceeding which adversely affects the assets and (1) which is asserted on or prior to the close of the asset sale or (2) to the extent the basis of which has arisen on or prior to the close of the asset sale including, without limitation, the litigation between Health Discovery Corporation and Ciphergen;

•	any liability of Ciphergen resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by the asset purchase agreement; and

•	any liability related to any former facility.

Purchase Price

Bio-Rad has agreed to pay us a total purchase price of up to $20 million in cash for the assets and to assume certain liabilities of our research tools business. At the closing of the asset sale, we will receive $16 million in cash and an additional $2 million will be put into an escrow account for at least three years to secure our indemnification obligations under the asset purchase agreement. Bio-Rad will retain an additional $2 million until the issuance of a reexamination certificate of a specific patent, as more fully discussed below in this proxy statement.

Bio-Rad represents in the asset purchase agreement that it will have available to it adequate funds to pay the purchase price in cash.

Holdback

Bio-Rad will retain a holdback equal to $2 million of the cash purchase price pending the issuance of a reexamination certificate of U.S. Patent No. 6,734,022, referred to as the SELDI patent, confirming the patentability of all of the claims as originally issued in such patent or claims of equivalent scope. In the event that such a reexamination certificate is not issued, we will not receive the $2 million.

Indemnification

Under the terms of the asset purchase agreement, we have agreed to indemnify Bio-Rad against any costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses, including interest, penalties, costs of mitigation, losses in connection with any environmental law, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorney’s fees and all amounts paid in investigation, defense or settlement of any of the foregoing (which we refer to in this proxy statement as damages) incurred in connection with, arising out of, resulting from or incident to:

•	any breach of any representation or inaccuracy of any representation made by us in or pursuant to the asset purchase agreement;

•	any breach of any covenant or agreement made by us in or pursuant to the asset purchase agreement;

•	any excluded liability;

•	any liability imposed upon Bio-Rad by reason of Bio-Rad’s status as a transferee of the research tools business or the assets directly resulting from any breach of any representation, warranty, covenant or agreement made by us in or pursuant to the asset purchase agreement;

•	any liability imposed upon Bio-Rad related to certain U.S. patents to be transferred to Bio-Rad or any other patent asserted by certain named business entities; or

•	any liability imposed upon Bio-Rad, related to any patent to be transferred to Bio-Rad, in which a claim of infringement is made against the making, using, selling or importation of the laser incorporated in the ProteinChip® Series 4000 instrument as of the close of the asset sale.

Under the terms of the asset purchase agreement, Bio-Rad has agreed to indemnify us against any damages that we may incur in connection with, arising out of, resulting from or incident to:

•	any breach of any representation or warranty or the inaccuracy of any representation made by Bio-Rad in or pursuant to the asset purchase agreement;

•	any breach of any covenant or agreement made by Bio-Rad in or pursuant to the asset purchase agreement; or

•	any assumed liability of the operations of the research tools business by Bio-Rad from and after the close of the asset sale.

Our indemnification obligations are capped at $20 million in the aggregate, with a lower cap of $10 million for liability with respect to the SELDI patent. Subject to certain exceptions, our indemnification obligations with respect to representations and warranties, covenants, and other agreements made with Bio-Rad survive for a period of three years after closing.

Other Terms of the Asset Purchase Agreement

Representations and Warranties.

In the asset purchase agreement, we make representations and warranties to Bio-Rad including, among other things, regarding:

•	our corporate status and qualification to do business;

•	our subsidiaries’ corporate status;

•	our authority to complete the asset sale;

•	absence of certain changes or events;

•	assets being transferred;

•	facilities being transferred;

•	contracts and commitments being assumed by Bio-Rad;

•	our permits and licenses being transferred;

•	no conflicts or violations will result from the transfer;

•	accuracy of our financial statements;

•	correctness of our books and records;

•	absence of relevant litigation;

•	conflict with any labor agreements or any relevant labor disputes;

•	absence of undisclosed liabilities;

•	compliance with law;

•	no obligations to brokers;

•	no other agreements to sell the assets;

•	accuracy of descriptions of proprietary rights;

•	absence of transactions with certain persons;

•	completeness and accuracy of tax filings and payments;

•	accuracy of list of insurance policies;

•	accuracy of stated inventory;

•	purchase commitments and outstanding bids;

•	no illegal payments;

•	accuracy of stated customers, distributors and suppliers;

•	compliance with environmental laws;

•	accuracy of stated banking relationships; and

•	accuracy of stated accounts receivable.

Bio-Rad makes representations and warranties to us, including among other things, regarding:

•	Bio-Rad’s corporate status;

•	Bio-Rad’s authority to complete the asset sale;

•	no conflicts or violations;

•	consents and approvals required in connection with the asset sale; and

•	no obligations to brokers.

Covenants

In the asset purchase agreement, we have agreed to provide Bio-Rad and its officers, employees, auditors and other representatives with access to data and information about the transferred assets and the research tools business. We also agreed that between the signing of the asset purchase agreement and closing of the asset sale, subject to certain exceptions, unless Bio-Rad otherwise consents in writing, we will, among other things, carry on the research tools business only in the ordinary course of business and consistent with past practice. We also agreed that, subject to certain exceptions, except in the ordinary course of business, we will not take certain actions related to the research tools business without the prior written consent of Bio-Rad (which consent may not be unreasonably withheld), including changing or amending our certificate of incorporation or bylaws, entering into, extending, materially modifying, terminating or renewing any contract or lease, selling, assigning, selling, otherwise disposing of or encumbering any of the transferred assets, for any employees hired by Bio-Rad, taking any action with respect to granting any bonus, severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date of the asset purchase agreement or increase in any manner the compensation or benefits of any employee or pay any benefit not required by any existing employee plan or policy, entering into or amending any employee plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, failing to maintain all employee plans in accordance with applicable regulations, declaring, setting aside, making or paying any dividend or other distribution with respect to our capital stock, failing to expend funds for budgeted capital expenditures or commitments of the research tools business, willingly allowing or permitting to be done any act by which any of the insurance policies may be suspended, impaired or canceled, failing to pay our accounts payable and any debts owed or obligations due to us or to pay or discharge any liabilities related to the research tools business in the ordinary course of business, failing to maintain the assets in substantially their current state of repair, except for normal wear and tear, or failing to replace inoperable, worn out or obsolete or destroyed assets consistent with our past practices, failing to comply in any material respect with all regulations applicable to the assets or the research tools business, intentionally doing any other act which could cause any of our representations or warranties in the asset purchase agreement to be or become untrue in any material respect, failing to use reasonable commercial efforts to retain our employees involved in the research tools business, to maintain the research tools business so that such employees will remain available to us on and after the close of the asset sale, to maintain existing relationships with suppliers, customers and others having business dealings with us related to the research tools business and otherwise preserve the goodwill of the research tools business, entering into any agreement, or otherwise becoming obligated, to do any action prohibited thereunder, entering into, renewing, modifying or revising any agreement or transaction with any relevant or making any payment of any kind whatsoever to or on behalf of any of the subsidiaries listed as part of the asset purchase agreement, or any officer or director of any of such subsidiaries, pursuant to any agreement between us and any of such subsidiaries or otherwise.

Limitations on Considering other Acquisition Proposals

We have agreed that we and our officers, directors and other representatives and our subsidiaries will not:

•	directly or indirectly enter into, solicit or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any entity or person other than Bio-Rad concerning any proposed acquisition transaction;

•	engage in any discussions, negotiations or other communications relating to an acquisition proposal; or

•	furnish to any other person any information with respect to us or our subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any other person to seek or effect a proposed acquisition transaction.

However, prior to the close of the asset sale, we may provide access to our properties and books and records in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if and only to the extent that, prior to taking any of those actions:

•	our board of directors has determined in good faith, after consultation with our outside legal counsel and financial advisors, that the failure to take that action would violate its fiduciary duties under applicable law and that the proposed acquisition transaction constitutes or is reasonably likely to result in a superior proposal from the party that made the proposal for a proposed acquisition transaction; and

•	we inform Bio-Rad promptly after we take the action.

A “proposed acquisition transaction” is any discussion, negotiation, inquiry or proposal concerning any sale of all or a portion of the assets or the research tools business or all or substantially all of our capital stock, or any merger, consolidation, liquidation, dissolution or similar transaction involving us.

A “superior proposal” is a proposed acquisition transaction:

•	that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the corporation, partnership, person or other entity or group making the proposal; and

•	which, if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the asset sale as contemplated by the asset purchase agreement.

We have agreed that promptly after we receive any written proposal for a proposed acquisition transaction, or any inquiry or contact with any person with respect thereto, we will provide Bio-Rad with oral and written notice of the proposed acquisition transaction and a copy of such offer, and will keep Bio-Rad informed of the status of any negotiations regarding such offer. We have also agreed to notify Bio-Rad immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any proposed acquisition transaction and notify Bio-Rad of the terms of any proposal we may receive in respect of any such proposed acquisition transaction.

However, we may terminate the asset purchase agreement if, prior to the close of the asset sale and after compliance in all material respects with the obligations set forth above, we elect to enter into a binding agreement with respect to a superior proposal. In the event of such termination, we have agreed to pay Bio-Rad a termination fee of $2 million.

Non-Competition

We have agreed, for a period of 5 years after the closing date, that neither we nor any of our subsidiaries, unless acting in accordance with Bio-Rad’s prior written consent, will, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit their names to be used by or in connection with, any profit or non-profit business or organization which produces, designs, conducts research on, provides, sells, distributes or markets products, goods, equipment or services which directly compete with the research tools business as conducted by us immediately prior to the close of the asset sale anywhere in the world other than in the clinical diagnostics market (as that term is defined in the cross license agreement attached as an exhibit to the asset purchase agreement). This limitation does not restrict us from acquiring control of any company or business which derives less than 2% of its revenue from a business that competes directly with the research tools business as conducted by us immediately prior to the closing or making passive investments of less than 2% of the outstanding equity securities in any entity listed on a national stock exchange or quoted on any recognized automatic quotation system.

We and Bio-Rad have also agreed that, for a period of 1 year after the closing date, neither we nor Bio-Rad will, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee of the other party whose employment is continued by such party after the closing date, unless such other party first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

Transfer Taxes and Conveyance Fees

Bio-Rad will pay all sales, use, value added, goods and services, filing, recording, registration, stamp, documentary and other similar taxes and fees applicable to and payable in connection with the transactions contemplated by the asset purchase agreement.

Ciphergen will pay the fees and costs of recording or filing all applicable conveyancing instruments and the costs of applying for new permits or obtaining the transfer of existing permits.

Closing Conditions

Our and Bio-Rad’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following conditions:

•	the other party’s representations and warranties in the asset purchase agreement (read without regard to any qualifications regarding materiality or material adverse effect or any similar standard or qualification) were true and correct as of the date of the asset purchase agreement and are true and correct at and as of the closing date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of the asset purchase agreement and, with respect to Ciphergen, other than such failures to be true and correct that individually or in the aggregate would not have a material adverse effect;

•	all consents, approvals and waivers from governmental authorities and other parties and, in Bio-Rad’s case, permits, necessary to permit Ciphergen to transfer the assets to Bio-Rad as contemplated by the asset purchase agreement and for the operation of the research tools business will have been obtained and the parties are satisfied that all approvals required under any regulations to carry out the transactions contemplated by the asset purchase agreement have been obtained and the parties will have complied with all regulations applicable to the asset sale;

•	no action of any nature of any governmental authority is threatened or instituted that questions the validity or legality of the transactions contemplated by the asset purchase agreement that could reasonably be expected to damage either party, the assets or the research tools business materially if such transactions are consummated and there is no regulation or court order that makes the purchase and sale of the research tools business or the assets illegal or otherwise prohibited;

•	Each party has delivered to the other party an opinion of such party’s legal counsel substantially to the effect that:

•	such party is incorporated and in good standing under the laws of the State of Delaware and, in Ciphergen’s case, Ciphergen is qualified to do business as a foreign corporation and is in good standing in each jurisdiction requiring such qualification, except where the failure to be so qualified would not have a material adverse effect on the research tools business or the assets;

•	such party has the necessary corporate power and authority to enter into the asset purchase agreement and the sublease agreement, cross license agreement, transition services agreement, stock purchase agreement and manufacture and supply agreement, referred to as the “ancillary agreements,” and to consummate the transactions contemplated by such agreements and, in Ciphergen’s case, Ciphergen has the necessary corporate power and authority to own, lease and operate the assets and its other properties and to conduct the research tools business as presently conducted;

•	the execution, delivery and performance of the asset purchase agreement and the ancillary agreements by such party have been duly authorized by all necessary corporate action of such party, no approval of such party’s stockholders is required or, if required, such approval has been duly obtained in accordance with the provisions of such party’s certificate of incorporation, bylaws and applicable law, and the asset purchase agreement and ancillary agreements have been duly executed and delivered by such party and constitute legally valid and binding obligations of such party, enforceable against such party in accordance with their terms, except as limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights or by equitable principles, (2) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies or (3) other customary limitations;

•	neither the execution and delivery of the asset purchase agreement or ancillary agreements by such party, nor the consummation of the transactions contemplated thereby, will violate or result in a failure to comply with any regulation or court order applicable to such party and, in Ciphergen’s case, such regulations or court orders as are known to Ciphergen’s legal counsel;

•	the receipt of officer’s certificates from the other party;

•	the receipt of board resolutions from the other party approving the asset purchase agreement and the ancillary agreements and the transactions contemplated thereby; and

•	the other party has executed the ancillary agreements.

Ciphergen’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following additional condition:

•	Bio-Rad has executed the assumption document evidencing Bio-Rad’s assumption of assumed liabilities pursuant to the asset purchase agreement.

Bio-Rad’s obligations to complete the transactions contemplated by the asset purchase agreement are subject to satisfaction of the following additional conditions:

•	we have executed and delivered to Bio-Rad:

•	one or more bills of sale conveying owned personal property included in the assets;

•	assignments of lease for those facilities with respect to which Bio-Rad has agreed to take assignment pursuant to the asset purchase agreement;

•	assignments of contracts to be assumed by Bio-Rad pursuant to the asset purchase agreement;

•	assignments of patents, trademarks and other proprietary rights to be transferred to Bio-Rad pursuant to the asset purchase agreement;

•	the assumption document; and

•	such other instruments as may reasonably be requested by Bio-Rad to vest in Bio-Rad all right, title and interest in and to the assets.

•	Bio-Rad has obtained or been granted the right to use all licenses, permits, franchises, approvals, authorizations, consents and the like, necessary and desirable for the present conduct of or relating to the current operation of the research tools business.

Termination of the Asset Purchase Agreement

We and Bio-Rad may terminate the asset purchase agreement:

•	by mutual written consent;

•	by either party if the asset sale has not closed on or before November 1, 2006; or

•	by either party if our stockholders vote not to approve the asset sale and the other transactions contemplated by the asset purchase agreement at the special meeting, or any adjournment or postponement of the special meeting.

We may terminate the asset purchase agreement if, before the vote of our stockholders at the special meeting and after compliance in all material respects with our no-solicitation covenant, we elect to enter into a binding agreement with respect to a superior proposal. In such event, we are obligated to pay Bio-Rad a termination fee of $2 million.

Termination Fee

The asset purchase agreement requires that we pay Bio-Rad a termination fee of $2 million if, among other things:

•	Bio-Rad terminates the asset purchase agreement as a result of the conditions to Bio-Rad’s obligations to close specified in the asset purchase agreement not having been satisfied by November 1, 2006 (provided that at such time all of the conditions to our obligation to close have been satisfied by Bio-Rad or validly waived);

•	we terminate the asset purchase agreement for any reason prior to November 1, 2006 or for any reason after November 1, 2006 (provided that, except in the case of our termination of the asset purchase agreement by reason of our election to enter into binding agreement with respect to a superior proposal, at such time as all of the conditions to our obligation to close have been satisfied by Bio-Rad or validly waived);

•	we terminate the asset purchase agreement to enter into a binding agreement with respect to a superior proposal, regardless of whether Bio-Rad has satisfied all of the conditions to our obligation to close; or

•	we or Bio-Rad terminate this Agreement because our stockholders vote not to approve the transactions contemplated by the asset purchase agreement at the special meeting and, within nine months thereafter, we close a transaction in which we sell or otherwise transfer all or substantially all of the assets comprising the research tools business to a third party.

The asset purchase agreement requires that Bio-Rad pay us a termination fee of $2 million if, among other things:

•	we terminate the asset purchase agreement if the closing has not occurred by November 1, 2006 and we have not been the primary cause of the failure to consummate the asset purchase sale, yet the conditions to our obligations to close specified in the asset purchase agreement not having been satisfied (provided that at such time all of the conditions to Bio-Rad’s obligation to close have been satisfied by us or validly waived); or

•	Bio-Rad terminates the asset purchase agreement for any reason prior to November 1, 2006 or for any reason after November 1, 2006 (provided that at such time all of the conditions to Bio-Rad’s obligations to close have been satisfied by us or validly waived).

Ancillary Agreements

Under the asset purchase agreement, we and Bio-Rad have agreed to execute the several ancillary agreements, incorporated as exhibits to the asset purchase agreement, upon the closing of the asset purchase.

Indemnification Escrow Agreement

Bio-Rad will pay out of the purchase price $2 million to be held in an escrow account in accordance with the terms of an indemnification escrow agreement. The asset purchase agreement provides that we will indemnify Bio-Rad against damages, costs, and losses resulting from any breach of or liabilities resulting from a breach of our representations and warranties, or any covenants or agreements assigned under the asset purchase agreement, from any excluded liabilities and for certain other matters. All of the escrow funds will be available for Bio-Rad to satisfy indemnification claims against us. The escrow funds will held in the escrow account and available for indemnification claims by Bio-Rad for a period of three years, or longer if there are unresolved indemnifiable claims against Ciphergen by Bio-Rad, and will be disbursed to us in accordance with the terms and conditions of the agreement. The escrow fees are to be paid one half by Bio-Rad and one-half by Ciphergen.

Cross License Agreement

Pursuant to the asset purchase agreement, Bio-Rad acquired certain proprietary rights used in the research tools business. At the closing of the asset purchase, we will enter into a cross license agreement with Bio-Rad where we will retain the right to commercially exploit those proprietary rights, including SELDI technology, in the clinical diagnostics market. The clinical diagnostics market includes laboratories engaged in the research and development or manufacture of assays, or tests, using biomarkers to identify, characterize, define or diagnose a disease state, commercial clinical laboratories, and the development and sale of diagnostic tests. Ciphergen has been granted exclusive rights to commercialize the proprietary rights in the clinical diagnostics market during a five-year exclusivity period. After the end of the five-year period, we and Bio-Rad will share exclusive rights. Ciphergen and Bio-Rad each have the right to engage in negotiations with the other party for a license to any improvements in the proprietary rights created by the other party.

Manufacture and Supply Agreement

At the closing, we will enter into a manufacture and supply agreement, whereby Bio-Rad will be the sole supplier to Ciphergen of certain instruments and ProteinChip arrays, pursuant to Ciphergen’s specifications. For the first three years of the agreement, Ciphergen agrees to a minimum purchase of specified quantities. If Bio-Rad develops new products using SELDI technology, Bio-Rad has agreed to make such products available to Ciphergen. Ciphergen can also request that Bio-Rad develop and manufacture new products to written specifications and the parties will negotiate in good faith the terms for purchasing such products. If Bio-Rad fails to manufacture or sell the products to Ciphergen, then under certain conditions Ciphergen has the right to manufacture the products or have the products manufactured by a third party. The parties agree to establish a technology escrow to deposit the manufacturing information for the production of the products contemplated by the agreement.

Transition Services Agreement

Pursuant to a transition services agreement, Ciphergen will provide consulting and IT services at cost, to assist Bio-Rad to become self sufficient with respect to the operation of the research tools business. Bio-Rad will also provide certain consulting services to Ciphergen and also grants Ciphergen access on a continuing basis to certain equipment that will be shared by the parties.

Sublease Agreement

Pursuant to a sublease agreement, Bio-Rad will sublease a portion of the premises currently occupied by Ciphergen until July 31, 2008. Bio-Rad will pay market rates for the subleased premises.

Stock Purchase Agreement

As part of the asset purchase agreement, Bio-Rad agreed to purchase $3 million of Ciphergen common stock pursuant to a stock purchase agreement. The price per share will be $0.972, which is the average closing price of Ciphergen’s common stock on the five trading days immediately preceding August 14, 2006, resulting in a purchase of 3,086,420 shares. The stock purchase agreement provides certain registration rights whereby, if Ciphergen files a registration statement under the Securities Act of 1933, as amended, Bio-Rad may elect to include its shares in that registration, subject to various conditions, as well as certain representations and warranties by Ciphergen to Bio-Rad, including, but not limited to, representations regarding due organization of Ciphergen, the absence of litigation, the absence of conflicts, the acquisition of a fairness opinion, and the accuracy of financial statements. The purchase and sale of the shares pursuant to the stock purchase agreement will be consummated at the closing of the transactions contemplated by the asset purchase agreement with Bio-Rad. If the proposed sale of equity to Bio-Rad is completed, Ciphergen currently intends to utilize the net proceeds to fund the development of our emerging specialty diagnostics business and for other working capital purposes.

Opinion of our Financial Advisor

Pursuant to an engagement letter dated August 3, 2006, Ciphergen retained Oppenheimer & Co. Inc. to render an opinion to the board of directors of Ciphergen as to the fairness, from a financial point of view, to Ciphergen of the consideration to be received in the asset sale to Bio-Rad.

On August 14, 2006, Oppenheimer delivered its oral opinion to the Ciphergen board, subsequently confirmed in writing as of August 14, 2006, to the effect that and subject to the various assumptions set forth therein, as of August 14, 2006, the consideration to be received in the asset sale was fair, from a financial point of view, to Ciphergen. The full text of the written opinion of Oppenheimer, dated August 14, 2006, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Oppenheimer. The summary of the written opinion of Oppenheimer set forth herein is qualified in its entirety by reference to the full text of such opinion. Oppenheimer’s analyses and opinion were prepared for and addressed to our board and are directed only to the fairness, from a financial point of view, of the consideration to be received in the asset sale to Bio-Rad, and do not constitute an opinion as to the merits of the asset sale to Bio-Rad or a recommendation to any stockholder as to how to vote on the proposed asset sale to Bio-Rad. The consideration received in the asset sale to Bio-Rad was determined through negotiations between us and Bio-Rad and not pursuant to recommendations of Oppenheimer.

In arriving at its opinion, Oppenheimer reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a final draft of the asset purchase agreement dated August 14, 2006;

•	certain financial and other information on the assets of our research tools business and certain other relevant financial and operating data furnished to Oppenheimer by our management;

•	certain internal financial analyses, financial projections, reports and other information concerning our research tools business, prepared by our management;

•	certain internal financial analyses, financial projections, reports and other information concerning our remaining diagnostics business, as prepared by our management;

•	discussions Oppenheimer had with certain members of our management including, but not limited to, the historical and current business operations, financial conditions and prospects of our research tools business and such other matters Oppenheimer deemed relevant;

•	certain financial data, stock market performance data and trading multiples of our research tools business as compared to operating results and multiples of certain publicly traded companies Oppenheimer deemed generally comparable;

•	certain publicly available information regarding recent purchase price multiples of precedent transactions, if any, that Oppenheimer deemed relevant;

•	based on the projections prepared by our management, the cash flows generated by our research tools business on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that Oppenheimer deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Oppenheimer, (i) with our consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information-provided to it by us, or (ii) assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information which was publicly available. Oppenheimer did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, Oppenheimer did not conduct nor assume any obligation to conduct any physical inspection of the properties or facilities of our research tools business. Oppenheimer further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to Oppenheimer incomplete or misleading in any material respect. Oppenheimer, with our consent, without independent investigation, assumed that the financial projections that it examined were reasonably prepared by our management based on the best available estimates and good faith judgment of management as to the future performance of our tools and diagnostics businesses, and that such projections provided a reasonable basis for its opinion.

Oppenheimer did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of our research tools business, nor was Oppenheimer furnished with such materials. With respect to all legal matters relating to Ciphergen, Oppenheimer relied on the advice of our legal counsel. Oppenheimer was not requested to opine as to, and its opinion does not in any manner address, our use of the proceeds from the asset sale to Bio-Rad or our financial viability following the asset sale to Bio-Rad. In addition, Oppenheimer assumed in all respects material to its analysis that we would not be subject to any claims pursuant to the indemnification provisions of the asset purchase agreement. Oppenheimer’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. It should be understood that although subsequent developments may affect Oppenheimer’s opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion and Oppenheimer expressly disclaims any responsibility to do so.

In rendering its opinion, Oppenheimer assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the asset purchase agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the asset purchase agreement and that all conditions to the consummation of the asset sale to Bio-Rad will be satisfied without waiver thereof. Oppenheimer assumed, in all respects material to its analysis, that all governmental, regulatory and other consents and approvals contemplated by the asset purchase agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the asset sale to Bio-Rad.

Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed asset sale to Bio-Rad or take any other action with respect to the asset sale to Bio-Rad or otherwise. Oppenheimer was not requested to opine as to, and its opinion does not in any manner address, Ciphergen’s underlying business decision to affect the asset sale to Bio-Rad. Oppenheimer did not express any view as to the price or trading range for Ciphergen common stock following consummation of the asset sale to Bio-Rad or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Oppenheimer’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received pursuant to the asset purchase agreement.

The following is a summary of the principal financial analyses performed by Oppenheimer to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Oppenheimer performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by our board of directors with respect to the investigations made or procedures followed by Oppenheimer in rendering its opinion.

Discounted Cash Flow Analysis.  Oppenheimer estimated a range of values for our research tools business based upon the discounted present value of the projected stand-alone, unlevered, after-tax cash flows of our research tools business described in the financial projections provided by our management for the 4th quarter of 2006 through the three fiscal years ending December 31, 2009, and the discounted present value of the terminal value of our research tools business based upon a terminal revenue multiple. Stand-alone, unlevered, after-tax cash flow was calculated by taking projected operating income and subtracting from this amount projected cash taxes and capital expenditures, adding back projected depreciation and amortization and adding or subtracting, as the case may be, changes in working capital. This analysis was based upon projections supplied by our management along with certain other assumptions. In performing this analysis, Oppenheimer utilized discount rates ranging from 15% to 35%, representing 10% +/- Ciphergen’s research tools business calculated weighted average cost of capital. Oppenheimer utilized terminal revenue multiples applied to estimated 2009 revenue ranging from .53x to .76x, which represents the median of its peer group less a discount. Utilizing this methodology, the implied enterprise value reference range of our research tools business is $2.2 million to $3.5 million, based on the financial forecasts.

Comparable Company Analysis.  Oppenheimer compared selected historical and projected, to the extent available, operating and financial data for our research tools business to the corresponding financial data and ratios of certain other companies whose securities are publicly traded and which Oppenheimer believes are comparable based on operating, market valuation or other criteria which are similar to our research tools business. In evaluating the peer group, Oppenheimer made judgments and assumptions with regard to disaggregating selected financial information from the genetic, proteomic, and molecular diagnostics industry performance; general business; economic; market; and financial conditions and many other matters, including the impact of competition.

Oppenheimer compared certain trading multiple and valuation statistics of a selected group of publicly traded companies in the genetic, proteomic, and molecular diagnostics sectors. Oppenheimer then separated them into three categories: (i) large growing companies with growing or projected to grow revenues, (ii) small growing companies with growing or projected to grow revenues, and (iii) small declining companies with declining or projected to decline revenues, which in Oppenheimer’s judgment were generally comparable to the assets of our research tools business for the purposes of this analysis from both a financial and operational perspective.

There were twelve companies that met the full criteria, four within the large growing category, five within the small growing category and three in the small declining category. These companies were:

Selected Companies.	Ticker

Large Growing Companies
Affymetrix	AFFX
Bruker Biosciences Corp.	BRKR
Illumina	ILMN
Luminex Corp.	LMNX
Small Growing Companies
Caliper Life Sciences, Inc.	CALP
Cepheid	CPHD
Lexicon Genetics	LEXG
Molecular Devices Corp.	MDCC
Nanogen	NGEN
Small Declining Companies
Orchid Cellmark	ORCH
Sequenom	SQNM
Transgenomic	TBIO

The data and ratios included the enterprise value (market equity value, less cash, plus debt, minority interests and preferred stock) of the selected companies as multiples of last twelve months (LTM) revenue, gross profit and EBITDA (in each case, as available from SEC filings, FirstCall Consensus, or if not so available, research analyst reports).

The following table presents multiples implied by the ratio of enterprise value to LTM revenue and gross profit for the sub-group of small declining companies within the broader scope of minimal or comparable companies. EBITDA multiples were not meaningful as Ciphergen and the comparable companies have negative EBITDA. The information in the table is based on closing stock prices as of August 11, 2006. Consideration to be received in the asset sale to Bio-Rad is adjusted for purposes of this analysis to take into account the likelihood of receipt of payment of certain contingent payments and time value. With respect to figures presented in the column entitled “Multiple Implied by Consideration to be Received in the asset sale to Bio-Rad,” LTM revenue and gross profit are as per our management.

Multiple Implied by
Consideration to be
	Selected Company Multiples				Received in the asset sale to
	Low	Average	Median	High	Bio-Rad

Enterprise Value as a ratio of:
LTM Revenue	0.6x	0.8x	0.8x	1.2x	0.8x
LTM Gross Profit	1.2x	1.9x	2.2x	2.4x	1.6.x

Oppenheimer noted that the three companies that compose the group of small declining companies with declining or projected to decline revenues utilized in the comparable company analysis were, as of August 14, 2006, sufficiently similar to Ciphergen in terms of industry and financial and operational perspective. No company utilized in the comparable company analysis was identical to the stand-alone assets of Ciphergen’s research tools business. Thus, Oppenheimer concluded that, on a Comparable Company Analysis, based on the current stand-alone assets of our research tools business, that the range of enterprise value to LTM revenue multiples for the small declining companies ranges from 0.6x to 1.2x, with an average of 0.8x, yielding a value of $19.6 million.

Precedent Mergers and Acquisition Transactions Analysis.  Oppenheimer compared certain publicly available statistics from SEC filings, company press releases, publicly available research and other sources of selected precedent mergers and acquisitions from January 1, 2004 to August 11, 2006 involving companies that operate in the genomic, proteomic, and molecular research and diagnostic device industry or in a similar industry, which Oppenheimer deemed comparable to the transaction between our research tools business and Bio-Rad.

Oppenheimer noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, form of consideration, acquisition terms, sale terms, and other factors that would necessarily affect the purchase value of our research tools business versus the acquisition value of any other comparable company in general and the transactions Oppenheimer analyzed in particular. Oppenheimer further noted that none of the precedent merger and acquisition transactions were sufficiently similar to the sale of our research tools business to Bio-Rad. Oppenheimer concluded that this valuation method is not appropriate due to the lack of truly comparable transactions and the declining and projected to decline financial and operational nature of our research tools business.

Implied Market Valuation Analysis.  Oppenheimer calculated the implied equity value of the stand-alone assets of our research tools business by subtracting the calculated equity value of our stand-alone diagnostics business from our current market equity value. Oppenheimer calculated the contribution of our combined tools and diagnostics businesses, yielding an equity value of $35.5 million, based on our closing stock price on August 11, 2006. Oppenheimer then calculated the sum of the net present value of our future pro forma free cash flows for our stand-alone diagnostics business, plus the estimated present value of the terminal equity value of our stand-alone diagnostics business, which is based on the median price to earnings ratio (PE) of certain diagnostic comparable companies. The analysis showed that the present value of the stand-alone diagnostics business exceeded our equity value of $35.5 million, implying a negative equity value for our research tools business.

The summary set forth above does not purport to be a complete description of all the analyses performed by Oppenheimer. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Oppenheimer did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Oppenheimer believes, and has advised our board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Ciphergen, Oppenheimer, or any other person assumes responsibility if future results are materially different from those projected.

Oppenheimer was selected by our board of directors to render an opinion to it because Oppenheimer is an internationally recognized investment banking firm and because, as part of its investment banking business, Oppenheimer is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Oppenheimer and its affiliates may trade the equity securities of Ciphergen and Bio-Rad for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the engagement letter, for Oppenheimer’s services in providing the fairness opinion, we have agreed to pay Oppenheimer a cash fee of $250,000, of which $50,000 is payable upon signing of the engagement agreement, $150,000 payable upon delivery of the written opinion to Ciphergen and the remaining balance of $50,000 payable upon closing of the sale to Bio-Rad. Additionally, we have agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses and have agreed to indemnify Oppenheimer against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Oppenheimer, which are customary in transactions of this nature, were negotiated at arm’s length between us and Oppenheimer, and our board of directors was aware of the arrangement, including the fact that a portion of the fee payable to Oppenheimer is contingent upon the completion of the asset sale to Bio-Rad. In addition, Oppenheimer has been retained by Ciphergen to assist in other investment-banking advisory services, for which Oppenheimer will be paid its standard fees.

PROPOSAL NO. 2 — PROPOSAL TO GRANT AUTHORITY TO ADJOURN OR POSTPONE THE
SPECIAL MEETING

This section of the proxy statement describes material aspects of the proposed adjournment or postponement of the special meeting. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement for a more complete understanding of the adjournment or postponement of the special meeting.

The Ciphergen Adjournment Proposal

If, at the special meeting of stockholders on Thursday, October 26, 2006, the number of shares of Ciphergen common stock present or represented and voting in favor of adoption of the asset sale to Bio-Rad is insufficient to adopt that proposal under the Delaware General Corporation Law, proxy holder Gail S. Page intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the asset sale to Bio-Rad.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Gail S. Page to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the asset sale to Bio-Rad to defeat that proposal, we could adjourn the special meeting without a vote on the asset sale proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the asset sale.

Vote Required and Board Recommendation

The Ciphergen adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the asset sale will be voted in favor of the Ciphergen adjournment proposal, unless it is specifically marked “for” the Ciphergen adjournment proposal.

Our board of directors believes that, if the number of shares of Ciphergen common stock present or represented at the special meeting and voting in favor of adoption of the asset sale to Bio-Rad is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the asset sale proposal to bring about its approval.

Our board of directors recommends that you vote “FOR” the Ciphergen adjournment proposal.

BENEFICIAL INTERESTS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2006, certain information with respect to the beneficial ownership of Ciphergen’s common stock by (i) each director , (ii) each of the executive officers , (iii) any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by Ciphergen to be the beneficial owner of more than 5% of Ciphergen’s common stock, and (iv) all executive officers, and directors of Ciphergen as a group. Ciphergen does not know of any arrangements, including any pledge by any person of securities of Ciphergen, which may at a subsequent date result in a change of control of Ciphergen. Unless otherwise indicated, the address of each listed stockholder is c/o Ciphergen Biosystems, Inc., 6611 Dumbarton Circle, Fremont, California 94555.

		Percent of
		common stock
Name and Address of Beneficial Owner	Number of Shares	Outstanding(1)

5% STOCKHOLDERS, DIRECTORS, NOMINEES FOR DIRECTOR AND NAMED EXECUTIVE OFFICERS
Quest Diagnostics Incorporated(2) 1290 Wall Street West Lyndhurst, NJ 07071	7,416,069	19.9%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,175,325	8.8%
James L. Rathmann(3)	2,457,328	6.8%
Falcon Technology Partners 600 Dorset Road Devon, PA 19333	2,235,429	6.2%
William E. Rich(4)	1,723,119	4.7%
Michael J. Callaghan(5) MDS Capital (USA) Corp. 435 Tasso Street, Suite 315 Palo Alto, CA 94301-1552	1,210,057	3.3%
Gail S. Page(6)	535,412	1.5%
John A. Young(7) 167 S. San Antonio Road, Suite 7 Los Altos, CA 94022-3055	386,539	1.1%
Matthew J. Hogan(8)	257,997	*
William C. Sullivan(9)	113,287	*
Judy Bruner(10) SanDisk Corporation 140 Caspian Court Sunnyvale, CA 94087	101,832	*
Rajen K. Dalal(11)	91,999	*
Wendell Wierenga(12) Neurocrine Biosciences, Inc. 10555 Science Center Drive San Diego, CA 92121	74,500	*
James P. Merryweather(13)	68,497	*
James S. Burns(14) Entremed, Inc. 9640 Medical Center Drive Rockville, MD 20850	39,832	*
Kenneth J. Conway(15) Firestar Ventures 15 Eagles Nest Scituate, MA 02066	12,166	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (ten persons)(16)	5,016,949	13.4%

*	less than one percent of outstanding shares

(1)	Applicable percentage ownership is based on 36,075,017 shares of common stock outstanding as of August 31, 2006 together with applicable options for such stockholder. The table is based on information supplied by officers, directors and principal stockholders, and Schedules 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 31, 2006, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes 1,191,069 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of a warrant to purchase up to 2,200,000 shares for $3.50 per share which is exercisable at any time prior to July 22, 2010. While the warrant is exercisable for up to 2,200,000 shares, Ciphergen and Quest Diagnostics have clarified that the total number of shares of common stock issuable upon exercise of the warrant could at no time cause Quest Diagnostics’ total holdings of Ciphergen’s common stock to exceed 19.9% of the total number of outstanding shares of Ciphergen common stock (provided that Quest Diagnostics may, prior to or concurrently with the exercise of their warrant, sell such number of shares of Ciphergen common stock so that, after the exercise of the warrant and such sale of shares, Quest Diagnostics would not own more than 19.9% of Ciphergen’s common stock).

(3)	Includes 213,299 shares in the name of Mr. Rathmann, a director, issuable within 60 days of August 31, 2006 upon exercise of stock options, 8,600 shares currently owned by Mr. Rathmann and 2,235,429 shares held by Falcon Technology Partners, of which Mr. Rathmann is a General Partner.

(4)	Includes 26,229 shares held in an Individual Retirement Account by Lenita L. Rich and 4,300 shares held directly by Lenita L. Rich, a former employee, who is Dr. Rich’s spouse. Includes 804,000 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(5)	Includes 113,866 shares issuable within 60 days of August 31, 2006 upon exercise of stock option grants to Michael J. Callaghan, 17,000 shares currently owned by Mr. Callaghan and 1,079,191 shares owned by threefunds managed or advised by MDS Capital Corp. Mr. Callaghan, a director, is Managing Director, Private Equity, of MDS Capital Corp.

(6)	Includes 510,412 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(7)	Includes 139,440 shares of common stock held by family trusts and 247,099 shares issuable within 60 days of August 31, 2006 upon exercise of stock options granted to Mr. Young.

(8)	Includes 255,497 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(9)	Includes 113,287 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(10)	Includes 101,832 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(11)	Includes 91,999 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(12)	Includes 74,500 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(13)	Includes 68,497 shares of common stock issuable within 60 days of August 31, 2006 upon exercise of stock options.

(14)	Includes 39,832 shares issuable within 60 days of August 31, 2006 upon exercise of stock options.

(15)	Includes 2,000 shares currently owned by Mr. Conway and 10,166 shares issuable within 60 days of August 31, 2006 upon exercise of stock options.

(16)	Includes 1,510,289 shares issuable within 60 days of August 31, 2006 upon exercise of stock options.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

You should rely only on the information contained in this document to vote your shares of common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated September 28, 2006. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

THE BOARD OF DIRECTORS

Fremont, California
September 28, 2006

ANNEX A: ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

by and between

CIPHERGEN BIOSYSTEMS, INC.

as “SELLER,”

and

BIO-RAD LABORATORIES, INC.

as “BUYER”

Dated: August 14, 2006

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of August 14, 2006 (the “Agreement”) is entered into by and between BIO-RAD LABORATORIES, INC., a Delaware corporation, with offices at 1000 Alfred Nobel Drive, Hercules, California 94547 (“Buyer”), and CIPHERGEN BIOSYSTEMS, INC., a Delaware corporation, with offices at 6611 Dumbarton Circle, Fremont, California 94555 (“Seller”).

RECITALS

A. WHEREAS, Seller owns certain assets which it uses in the conduct of the Business (as defined below); and

B. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms.   As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ancillary Agreements” shall mean the Indemnification Escrow Agreement, Sublease Agreement, Cross License Agreement, Transition Services Agreement, Stock Purchase Agreement and Manufacture and Supply Agreement, substantially in the forms attached hereto as Exhibits I, J, K, L, M and N respectively.

“Assets” shall mean all of Seller’s right, title and interest in and to the properties, assets and rights owned by Seller, whether tangible, intangible, real or personal, which represent all of the properties, assets and rights used or held for use in connection with the Business or generated in the conduct or operation of the Business, including without limitation:

(a) all Contract Rights;

(b) all Leases;

(c) all Leasehold Estates;

(d) all Leasehold Improvements;

(e) all Fixtures and Equipment;

(f) all Inventory;

(g) all Books and Records;

(h) all Proprietary Rights relating to the Business;

(i) to the extent transferable, all Permits;

(j) all computers and software principally used in connection with the Business;

(k) all Insurance Policies, to the extent assignable;

(l) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of Seller relating to the Business;

(m) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

(n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable; and

(o) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity pertaining to the Business, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date;

but excluding therefrom the Excluded Assets.

“Balance Sheet” shall mean the consolidated balance sheet of Seller at the date indicated thereon, together with the notes thereon.

“Books and Records” shall mean (a) all records and lists of Seller pertaining to the Assets or the Business, (b) all records and lists pertaining to the Business, including customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller pertaining to the Assets or the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Assets or the Business, but excluding in each case the originals of Seller’s minute books, stock books and tax returns.

“Business” shall mean the Seller’s business commonly referred to as its “tools” business, which is comprised of the development, manufacture and sale of ProteinChip systems, arrays, readers, software and related accessories and services.

“Closing Date” shall mean the date that is two (2) business days following the satisfaction or waiver of the conditions to closing of the parties set forth in Articles VII and VIII hereof, or such other date as Buyer and Seller shall mutually agree upon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of the date hereof by and between Seller and Buyer.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, but excluding all Leases.

“Contract Rights” shall mean all of Seller’s rights and obligations under the Contracts listed on Schedule 4.7 and under any Contracts not so listed which Buyer and Seller agree in writing that Buyer shall accept and assume.

“Copyrights” shall mean registered copyrights, copyright applications and unregistered copyrights.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

“Default” shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

“Disclosure Schedule” shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Excluded Assets,” notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

(a) Inventory identified as excluded assets on Schedule 4.22;

(b) all cash and cash equivalents held by Seller as of the Closing Date;

(c) all Permits, to the extent not transferable; and

(d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities.

“Facilities” shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are identified or listed on Exhibit A attached hereto.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 4.7.

“Financial Statements” shall mean the Year-End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers, including all warranty rights with respect thereto.

“Former Facility” shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was owned, leased or operated by Seller at any time prior to the date hereof, but excluding any Facilities.

“Insurance Policies” shall mean the insurance policies related to the Assets listed on Schedule 4.21.

“Interim Balance Sheet” shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean June 30, 2006.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations, changes in shareholders’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Inventory” shall mean all of Seller’s inventory held for resale and all of Seller’s raw materials, work in process, finished products, wrapping, supply and packaging items and similar items used or held for use in connection with the Business, in each case wherever the same may be located.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of Seller’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

“Leases” shall mean all of the existing leases with respect to the personal or real property of Seller listed on Schedule 4.7, and leases with respect to the personal and real property of Seller which are not required to be listed on Schedule 4.7.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Material Adverse Effect” shall mean with respect to the Business or the Assets any effect or change which is materially adverse to the operations, results of operations, Liabilities or financial condition of operations of the Business and/or the Assets taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect or change: (1) any adverse effect to the extent resulting from conditions generally affecting any industry or industry sector in which Seller operates or competes; (2) any adverse effect to the extent resulting from changes or developments generally affecting the U.S. or global economy; (3) any adverse effect to the extent resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions set forth herein.

“Mortgages” shall mean all deeds of trust, mortgages or other debt encumbrances on Owned Real Property.

“Ordinary Course of Business” shall mean the ordinary course of the Business and consistent with Seller’s past practice.

“Owned Real Property” shall mean all real property owned in fee by Seller, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Patents” shall mean all U.S. and foreign patents and patent applications and registered design and registered design applications (including any division, continuation, or continuation-in-part, reexamination, or reissue thereof).

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present conduct of, or relating to the current operation of, the Business.

“Proprietary Rights” shall mean all of Seller’s Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights relating to the Business.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative of a party.

“Subsidiary” shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

“Superior Proposal” shall mean a Proposed Acquisition Transaction that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the corporation, partnership, person or other entity or group making the proposal, and, which, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

“Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

“Warrants” shall mean (a) agreements, rights to subscribe (including any preemptive rights), options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any common stock or other securities of Seller, and (b) outstanding securities of Seller that are convertible into or exchangeable for capital shares or other securities of Seller.

“Year-End Financial Statements” shall mean the audited Balance Sheets dated December 31, 2004 and December 31, 2005, and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flow for the year ended 2005.

1.2  Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Assumed Liabilities	2.2
Assumption Documents	3.2(c)
Bulk Sales Act	10.6
Buyer’s Share of Property Taxes	2.4(d)
Claim	10.4(d)
Claim Notice	10.4(d)
Closing	3.1
Closing Balance Sheet	2.5
Consultant	6.4(b)(i)
Cross License Agreement	3.2(d)
Damages	10.4(a)
Employee Plan	2.3(a)
Environmental Conditions	4.28(a)
Environmental Laws	4.28(a)
Escrow Account	2.4(b)
Escrow Agent	2.4(b)
Escrow Amount	2.4(b)
Escrow Indemnification Agreement	10.5
Excluded Liabilities	2.3
Hazardous Substance	4.28(a)
Holdback Amount	2.4(c)
Manufacture and Supply Agreement	3.2(g)
Permitted Encumbrances	4.6(a)
Property Taxes	2.6(d)
Proposed Acquisition Transaction	6.2(a)
Purchase Price	2.4(a)
Release	4.28(a)
Rehired Employees	6.6(a)
Seldi Patent	2.4(c)
Seller’s Share of Property Taxes	2.6(d)
Stock Purchase Agreement	3.2(f)
Straddle Period	2.6(d)
Sublease Agreement	3.2(c)
Term	10.6(b)
Transfer Taxes	2.7(b)
Transition Services Agreement	3.2(e)

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1  Transfer of Assets.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances.

2.2  Assumption of Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”): (a) the following Liabilities of Seller specifically set forth on the Closing Balance Sheet solely to the extent relating to the Business and incurred in the Ordinary Course of Business as of the Closing Date: (i) accounts payable, (ii) accrued liabilities, (iii) deferred revenue (current), and (iv) deferred revenue (long term), and (b) all Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under (i) the Contracts and Leases listed on Schedule 4.7, or under Contracts or Leases which are not listed on Schedule 4.7 but which Buyer and Seller agree in writing that Buyer shall accept and assume, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date and (ii) under the Contract Rights, including without limitation all service and warranty obligations relating to the Contract Rights arising in the Ordinary Course of Business.

2.3  Excluded Liabilities.  Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a) Except as otherwise provided in Section 6.6, any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder) (an “Employee Plan”) at any time maintained, contributed to or required to be contributed to by or with respect to Seller under which Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller’s withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(b) Any Liability of Seller in respect of any Tax (except as provided for in this Agreement);

(c) Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

(d) Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date, including, without limitation, the litigation between Health Discovery and Seller (Health Discovery Corporation v. Ciphergen Biosystems, Inc. Case No. 2:06-cv-00260-TJW (U.S. District Court, Eastern District of Texas, Marshall Division);

(e) Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Seller pursuant to Article X hereof); and

(f) Any Liability related to any Former Facility.

2.4  Purchase Price.

(a) Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Assets, the aggregate amount of Twenty Million Dollars ($20,000,000) (the “Purchase Price”) less the Escrow Amount and the Holdback Amount, by wire transfer of immediately available funds to an account designated by Seller and shall assume the Assumed Liabilities pursuant to this Agreement. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Buyer will provide the allocation to the Seller within thirty (30) calendar days after the Buyer receives the Closing Balance Sheet from the Seller. If Seller does not object to the allocation it shall be attached hereto as Exhibit B. If Seller disagrees with the allocation, Seller shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within fifteen (15) business days after Seller’s receipt of the allocation. Buyer and Seller shall use their best efforts for a period of thirty (30) calendar days after Buyer’s delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Buyer with respect to the calculation of the allocation. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, PricewaterhouseCoopers LLP and Deloitte & Touche LLP, independent auditors of Seller and Buyer, respectively, shall jointly select a third independent auditor of recognized national standing to resolve any remaining disagreements. The determination by such third independent auditor shall be final, binding and conclusive on the parties. Buyer and Seller shall use their best efforts to cause such third independent auditor to make its determination within thirty (30) calendar days of accepting its selection. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with such allocation.

(b) The “Escrow Amount” shall be an amount equal to Two Million Dollars ($2,000,000), which Buyer, at the Closing, shall, pursuant to the Escrow Indemnification Agreement, deliver to the Escrow Agent named therein, pending the determination of Seller’s indemnification obligations, if any, as set forth in Section 10.4.. The Escrow Indemnification Agreement shall instruct the Escrow Agent to close the escrow established pursuant to the terms of that agreement and this Agreement and to disburse funds as specified therein and herein to Buyer and/or Seller, as appropriate. The parties agree and acknowledge that the Escrow Amount shall not be Buyer’s exclusive method of receiving indemnification from Seller pursuant to Article X.

(c) The “Holdback Amount” shall be an amount equal to Two Million Dollars ($2,000,000), which Buyer shall retain until the issuance of a Reexamination Certificate of U.S. Patent No. 6,734,022 (the “Seldi Patent”), confirming the patentability of all of the claims as originally issued in such patent, or claims of equivalent scope.

2.5  Closing Balance Sheet.  On or before the Closing Date, Seller shall prepare and deliver to Buyer a Balance Sheet dated the Closing Date (the “Closing Balance Sheet”).The Closing Balance Sheet shall be prepared by Seller’s personnel in accordance with generally accepted accounting principles, as applied in preparation of the Interim Balance Sheet, and shall fairly and accurately present the consolidated assets, Liabilities (including reserves) and financial position of Seller, as of the Closing Date. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating which assets set forth thereon are Assets or Excluded Assets, which Liabilities set forth thereon are Assumed Liabilities or Excluded Liabilities and a calculation of the Net Book Value.

2.6  Prorations.

(a) Interest.  On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, all prepaid interest and interest payable with respect to any interest bearing obligations assumed by Buyer hereunder shall be prorated between Buyer and Seller as of the Closing Date.

(b) Utilities.  On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees, merchants’ association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between

Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

(c) Rents.  Seller shall pay all rent under the Leases through the end of the calendar month in which the Closing Date occurs, and Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration. Payments of percentage rent, if any, due under the provisions of the Leases shall be adjusted to the Closing Date as follows. Buyer shall pay any percentage rent due for periods expiring after the Closing Date, and Seller shall be responsible for that portion of such percentage rent paid by Buyer and due under the Leases based on sales from the commencement of the current lease year through the Closing Date, and Buyer shall be responsible for that portion due under the Lease based on sales from and after the Closing Date. Within ninety (90) calendar days after the Closing Date, Seller will furnish to Buyer records which evidence the gross sales of Seller at each Facility to the extent necessary to enable Buyer to comply with the percentage rent provision of each Lease. Buyer shall provide to Seller, within thirty (30) calendar days before the annual settlement of percentage rent under any Lease for the partial year in which Seller was operating such Facility, a statement showing the manner of computation of all percentage rent due under each Lease for such year. Any reimbursement due Buyer from Seller in respect of its pro rata share of percentage rent shall be paid within fifteen (15) calendar days after written demand therefor by Buyer.

(d)  Taxes.  Any real or personal property taxes applicable to the Assets or the Business (“Property Taxes”) for a taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be paid by the Buyer or the Seller as required by applicable law. The portion of such Property Taxes for which the Seller is liable under this Agreement (the “Seller’s Share of Property Taxes”) shall be equal to the amount of such Property Taxes multiplied by a fraction, the numerator of which is the number of days in such Straddle Period that includes and ends on the Closing Date and the denominator of which is the number of days in such Straddle Period. The portion of such Property Taxes for which the Buyer is liable under this Agreement shall be equal to the balance of such Property Taxes (the “Buyer’s Share of Property Taxes”). To the extent the Seller has paid any such Property Taxes prior to the Closing Date, the Buyer shall make a payment to the Seller on the Closing Date equal to the Buyer’s Share of Property Taxes. Following the payment of any such Property Taxes by the Seller after the Closing Date, the Buyer shall, upon request, promptly pay to the Seller an amount equal to the Buyer’s Share of Property Taxes. Following the payment of any such Property Taxes by the Buyer after the Closing Date, the Seller shall, upon request, promptly pay to the Buyer an amount equal to the Seller’s Share of Property Taxes. The party required by law to file a tax return with respect to Straddle Period Taxes shall do so within the time period prescribed by law

2.7  Closing Costs; Transfer Taxes.

(a) Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Seller shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

(b) Buyer shall promptly pay all applicable sales, use, value added, goods and services, filing, recording, registration, stamp, documentary and other similar taxes and fees (together with any interest or penalties) (collectively “Transfer Taxes”) that are payable in connection with the transactions contemplated by this Agreement. To the extent that Seller is required to pay any such Transfer Taxes under applicable law, Buyer shall reimburse Seller for such Transfer Taxes within three (3) days of receiving notice from Seller of such payment. Buyer and Seller shall use their commercially reasonable efforts to avail themselves of any and all available exemptions or other opportunities to reduce or eliminate any such Transfer Taxes. Such cooperation shall include, without limitation, (i) the delivery of appropriate resale certificates by Buyer to Seller, (ii) the parties hereto obtaining applicable exemption certificates, and (iii) Seller transferring the Assets to Buyer by remote electronic transmission or other reasonable means of transferring assets capable of being so transferred in other than tangible form.

ARTICLE III

CLOSING

3.1  Closing.  The Closing of the transactions contemplated herein (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Buyer, 1000 Alfred Nobel Drive, Hercules, California 94547, unless the parties hereto otherwise agree.

3.2  Conveyances at Closing.

(a) Instruments and Possession.   To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

(i) one or more bills of sale, in the form attached hereto as Exhibit C, conveying in the aggregate all of Seller’s owned personal property included in the Assets;

(ii) subject to Sections 9.2, Assignments of Lease in the form attached hereto as Exhibit D with respect to the Leases;

(iv) subject to Sections 9.2, Assignments of Contract Rights, each in the form of Exhibit E attached hereto, with respect to the Contract Rights;

(v) Assignments of Patents and Trademarks and other Proprietary Rights each in the form attached hereto as Exhibit F, in recordable form to the extent necessary to assign such rights;; and

(vi) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

(b) Assumption Document.  Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit G, evidencing Buyer’s assumption, pursuant to Section 2.2, of the Assumed Liabilities (the “Assumption Document”).

(c) Sublease Agreement.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller and Buyer shall execute and deliver a sublease substantially in the form attached hereto as Exhibit J, pursuant to which Seller will sublease to Buyer certain portions of its Facilities for use by Buyer in the operation of the Business (the “Sublease Agreement”).

(d) Cross License Agreement.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller and Buyer shall execute and deliver a cross license agreement substantially in the form attached hereto as Exhibit K, pursuant to which Buyer will grant back to Seller from the Proprietary Rights an exclusive license to certain intellectual property for use by Seller in connection with its activities in the Clinical Diagnostics Market (as that term is defined in such cross license agreement) and Seller will grant back to Buyer a non-exclusive license to certain intellectual property not included in the Proprietary Rights for use in connection with the Business (the “Cross License Agreement”).

(e) Transition Services Agreement.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller and Buyer shall execute and deliver a transition services agreement substantially in the form attached hereto as Exhibit L (the “Transition Services Agreement”).

(f) Stock Purchase Agreement.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller and Buyer shall execute and deliver a stock purchase agreement substantially in the form attached hereto as Exhibit M, pursuant to which Buyer will purchase shares of Common Stock of Seller for a total purchase price of Three Million Dollars ($3,000,000) on the terms set forth therein (the “Stock Purchase Agreement”).

(g) Manufacture and Supply Agreement.  Upon the terms and subject to the conditions stated herein, at the Closing, Seller and Buyer shall execute and deliver a manufacture and supply agreement substantially in the form attached hereto as Exhibit N (the “Manufacture and Supply Agreement”).

(h) Form of Instruments.  To the extent that the form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner reasonably satisfactory to Buyer and Seller.

(i) Certificates; Opinions.  Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

(j) Consents.  Subject to Sections 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are (i) as of the date hereof, true and correct, and (ii) will be true and correct in all material respects at and as of the Closing Date, other than such failures to be true and correct that individually or in the aggregate would not have a Material Adverse Effect, except with respect to a representation and/or warranty that is itself qualified by materiality, in which case such representation and/or warranty will be true and correct in all respects as of the Closing Date:

4.1  Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Assets or the Business. Copies of the Certificate of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

4.2  Subsidiaries.  Except as set forth in Schedule 4.2, Seller does not have any Subsidiaries which are used by Seller in the conduct of the Business or which own any of the Assets. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity which are used by Seller in the conduct of the Business or which own any of the Assets. Each of the Subsidiaries listed on Schedule 4.2, is a corporation duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction identified on Schedule 4.2, has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets, to permit Seller to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. No other corporate proceedings on the part of any Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. Schedule 4.2 contains a true, correct and complete list of all jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation. Except as set forth on Schedule 4.2, each of the Subsidiaries listed on Schedule 4.2 is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, expect where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Subsidiary. Copies of the Certificate or Articles of Incorporation and Bylaws (and/or similar incorporation documents under the relevant law of any Subsidiary) of each Subsidiary heretofore delivered to Buyer are accurate and complete. Schedule 4.2 sets forth a description of all of the issued and outstanding equity securities of each of the Subsidiaries. Seller owns of record and beneficially all of the issued and outstanding capital or other stock of each Subsidiary listed on Schedule 4.2 free and clear of any Encumbrances, except as set forth on Schedule 4.2. There are no Warrants with respect to the equity securities of any Subsidiary listed on Schedule 4.2.

4.3  Authorization.  Seller has all requisite power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the boards of directors and shareholders of and Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary

Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of Seller enforceable against them in accordance with its terms.

4.4  Absence of Certain Changes or Events.  Since the Interim Balance Sheet Date, there has not been any:

(a) change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income, earnings, prospects or Business of Seller, which individually or in the aggregate would have a Material Adverse Effect;

(b) change in accounting methods, principles or practices by Seller affecting the Assets, its Liabilities or the Business;

(c) revaluation by Seller of any of the Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(d) damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business;

(e) cancellation of any indebtedness or waiver or release of any right or claim of Seller relating to its activities or properties which had or will have a Material Adverse Effect on the Assets or the Business;

(f) declaration, setting aside, or payment of dividends or distributions by Seller in respect of its shares or any redemption, purchase or other acquisition of any of Seller’s securities;

(g) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the productivity, the financial condition, results of operations or Business of Seller or the relationships between the employees of Seller and the management of Seller;

(h) amendment, cancellation or termination of any Contract, commitment, agreement, Lease, transaction or Permit relating to the Assets or the Business or entry into any Contract, commitment, agreement, Lease, transaction or Permit which is not in the Ordinary Course of Business, including without limitation any employment or consulting agreements;

(i) mortgage, pledge or other encumbrance of any Assets, except purchase money mortgages arising in the Ordinary Course of Business;

(j) sale, assignment or transfer of any of the Assets, other than in the Ordinary Course of Business;

(k) incurrence by Seller of Liabilities, except Liabilities incurred in the Ordinary Course of Business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;

(l) payment, discharge or satisfaction of any Liabilities of Seller other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities set forth or reserved for on the Interim Financial Statements or incurred in the Ordinary Course of Business;

(m) capital expenditure by Seller, the execution of any Lease by Seller or the incurring of any obligation by Seller to make any capital expenditure or execute any Lease, in amounts in excess of $25,000 in the aggregate, other than such transactions with are in the Ordinary Course of Business;

(n) failure to pay or satisfy when due any Liability of Seller, except where the failure would not have a Material Adverse Effect on the Assets or the Business;

(o) failure of Seller to carry on diligently the Business in the Ordinary Course of Business so as to keep available to Buyer the services of Seller’s employees, and to preserve for Buyer the Assets and the Business and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it;

(p) disposition or lapsing of any Proprietary Rights or any disposition or disclosure to any person of any Proprietary Rights not theretofore a matter of public knowledge;

(q) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect on the Business;

(r) agreement by Seller to do any of the things described in the preceding clauses (a) through (q) other than as expressly provided for herein;

(s) increase in the rate of compensation payable or to become payable to any of the Rehired Employees (as defined in Section 6.6), including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule.

4.5  Assets.  Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets include all assets necessary for the conduct or operation of the Business as the Business has been conducted by Seller in the twelve (12) months prior to the date of this Agreement on a commercially reasonable basis. Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $10,000 or where an aggregate of similar items exceeds $20,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the Ordinary Course of Business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

4.6  Facilities.  Schedule 4.6 contains a complete and accurate list of all Owned Real Property used in connection with the Business and/or the Assets.

(a) Actions.  There are no pending or, to the best knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Facility.

(b) Leases or Other Agreements.  Except for Facility Leases listed on Schedule 4.7, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property.

(c) Facility Leases and Leased Real Property.  With respect to each Facility Lease, Seller has and will have at the Closing an unencumbered interest in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners.

(d) Certificate of Occupancy.  All Facilities have received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations.

(f) Utilities.  All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably he expected to result in the termination of the present access from any Facility to such utility services.

(g) Improvements, Fixtures and Equipment.  To the Seller’s knowledge, the improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity , in all material respects, with all applicable Regulations.

(h) No Special Assessment.  Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

4.7  Contracts and Commitments.

(a) Contracts.  Schedule 4.7 sets forth a complete and accurate list of all Contracts of the following categories:

(i) Contracts not made in the Ordinary Course of Business involving payments in excess of $25,000;

(ii) Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iii) Labor or union contracts;

(iv) Distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business, excluding agreements entered into by Seller in the Ordinary Course of Business to purchasers of its products;

(v) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

(vi) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the Assets;

(vii) Contracts or commitments relating to commission arrangements with others;

(viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the Ordinary Course of Business to purchasers of its products);

(ix) Contracts containing covenants limiting the freedom of Seller or any officer, director, shareholder or affiliate of Seller, to engage in any line of business or compete with any person;

(x) Any Contract with the United States, state or local government or any agency or department thereof;

(xi) Leases of real property;

(xii) Leases of personal property not cancelable (without Liability) within thirty (30) calendar days.

Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.7, including all amendments and supplements thereto.

(b) Absence of Defaults.  All of the Contracts and Leases to which Seller is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Leases, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect. To Seller’s knowledge, parties to such Contracts and Leases have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Seller, except where noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. To Seller’s knowledge, the products and services called for by any unfinished Contract can be supplied in accordance with the terms of such Contract, including time specifications, and any unfinished Contract will upon performance by Seller not result in a loss to Seller. With respect to any Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

(c) Product Warranty.  Seller has committed no act or failed to take an action, which could reasonably be expected to result in, and there has been no occurrence which could reasonably be expected to give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date, which in the aggregate would be in excess of the amount reserved for warranty claims on the Interim Balance Sheet.

4.8  Permits.  (a) Schedule 4.8 sets forth a complete list of all material Permits used in the operation of the Business or otherwise held by Seller. Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit, except where such Default or series of Defaults would not have a Material Adverse Effect. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and except as set forth on Schedule 4.8, will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

(b) Except as disclosed on Schedule 4.8 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

4.9  No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business.

4.10  Financial Statements.  Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). The Year-End Financial Statements have been examined by PricewaterhouseCoopers LLP, independent certified public accountants, whose report thereon is included with such Year-End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

4.11  Books and Records.  Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller

4.12  Litigation.  Except as set forth on Schedule 4.12, there are no Actions pending, or to the best of Seller’s knowledge, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets (including with respect to Environmental Laws), (ii) any officers or directors of Seller as such, or (iii) any shareholder of Seller in such shareholder’s capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Actions. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller or any Facility or Former Facility.

4.13  Labor Matters.  Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the best of Seller’s knowledge, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986. Schedule 4.13 sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller related to the Business whose annual cash compensation for the 2005 fiscal year exceeds $35,000, and also sets forth the earnings for each of such employees for the 2004 calendar year.

4.14  Liabilities.  Other than Excluded Liabilities, Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date, (b) Liabilities arising in the Ordinary Course of Business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts, Leases and Permits which are not required to be disclosed on the Disclosure Schedule) and (c) Liabilities incurred since the Interim Balance Sheet Date in the Ordinary Course of Business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a Material Adverse Effect on the Business or the Assets.

4.15  Compliance with Law.  Seller and the conduct of the Business have not violated and are in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of Seller. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

4.16  No Brokers.  Neither Seller nor any of its respective officers, directors, employees, shareholders or affiliates have employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.17  No Other Agreements to Sell the Assets.  Neither Seller nor any of its respective officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the Ordinary Course of Business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.18  Proprietary Rights.

(a) Proprietary Rights.  Schedule 4.18 lists all of Seller’s Proprietary Rights. Schedule 4.18 also sets forth: (i) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered and (iii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed. The Proprietary Rights listed in the Disclosure Schedule are all those used by Seller in connection with the Business. True and correct copies of all Patents (including all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided to Buyer.

(b) Royalties and Licenses.  Except as set forth in Schedule 4.18, Seller does not have any obligation to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not (except as provided by Seller in the Ordinary Course of Business to purchasers of its products) .

(c) Ownership and Protection of Proprietary Rights.  Seller owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the pending Patent applications have been duly filed. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Trademarks. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. No other person (i) has the right to use any of Seller’s Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the best of Seller’s knowledge, is infringing upon any such Proprietary Rights in any way. Seller’s use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party, and no Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller’s use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller’s, or Buyer’s, as the case may be, right to sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

4.19  Transactions with Certain Persons.  No officer, director or employee of Seller nor, to Seller’s knowledge, any member of any such person’s immediate family is presently, or within the past three (3) years has been, a party to any transaction with Seller, including without limitation, any material contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

4.20  Tax Matters.

(a) Filing of Tax Returns.  To the extent that failure to do so would adversely affect the Assets or the Business, Seller has timely filed with the appropriate taxing authorities all material returns in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date, and such returns are complete and accurate in all material respects.

(b) Payment of Taxes.  To the extent that failure to do so would adversely affect the Assets or the Business, all Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements.

(c) Audits, Investigations or Claims.  Except as set forth in the Disclosure Schedule, there are no pending or, to the best of Seller’s knowledge, threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a Material Adverse Effect on the Assets or the Business.

(d) Lien.  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

(e) Safe Harbor Lease Property.   None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

(f) Security for Tax-Exempt Obligations.  None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(g) Tax-Exempt Use Property.  None of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h) Foreign Person.  Seller is not a person other than a United States person within the meaning of the Code.

4.21  Insurance.  Schedule 4.21 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability (which list shall be for the past three (3) years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Business, the Assets or its employees. All insurance coverage applicable to Seller, the Business and the Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers’ compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

4.22  Inventory.  The Disclosure Schedule contains a complete and accurate list of all Inventory set forth on the Interim Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business within the past six months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the Ordinary Course of Business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

4.23  Purchase Commitments and Outstanding Bids.  As of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the sale of merchandise in connection with the Business entered into by Seller is at least $150,000, and the aggregate of all orders or commitments for the purchase of supplies by Seller does not exceed $460,000, all of which orders and commitments were made in the Ordinary Course of Business. As of the date of this Agreement, there are no claims against Seller to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or would, if accepted, have a Material Adverse Effect, individually or in the aggregate, on the Business or the Assets or will or would, if accepted, reasonably be expected to result in a net consolidated loss to Seller.

4.24  Payments.  Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

4.25  Customers, Distributors and Suppliers.  Schedule 4.25 sets forth a complete and accurate list of the names and addresses of Seller’s (i) customers, distributors and other agents and representatives with annual sales greater than $10,000 during Seller’s last fiscal year, showing the approximate total sales in dollars by Seller to each such customer during such fiscal year; and (ii) suppliers with purchases greater than $10,000 during Seller’s last fiscal year, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Interim Balance Sheet Date, there has been no change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.25 which, individually or in the aggregate, would have a Material Adverse Effect. Seller has not received any communication from any customer, distributor or supplier named on Schedule 4.25 of any intention to terminate or materially reduce purchases from or supplies to Seller.

4.26  Compliance With Environmental Laws.

(a) Definitions.  The following terms, when used in this Section 4.26, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

(i) “Seller”. For purposes of this Section, the term “Seller” shall include (i) all affiliates of Seller, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

(ii) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

(iii) “Hazardous Substance” shall mean any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including without limitation any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

(iv) “Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include without limitation the Federal Water Pollution Control Act, Resource Conservation & Recovery Act (“RCRA”), Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

(v) “Environmental Conditions” means the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which Seller has or may become liable to any person or by reason of which any Facility, Former Facility or any of the Assets may suffer or be subjected to any lien.

(b) Facilities.  The Facilities are, and at all times have been, and all Former Facilities were at all times when owned, leased or operated by Seller, owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any Liability under any Environmental Laws. Without limiting the foregoing, (i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility or any Former Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in full compliance with all Environmental Laws and necessary for the operation of the Business, (ii) Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in Liability of Seller under any Environmental Law, (iii) there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility or Former Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank, (iv) Seller does not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), and (v) Seller has not made and has never been required to make any filing under the New Jersey Industrial Site Recovery Act or any other state law of similar effect.

(c) Notice of Violation.  Seller has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities, the Former Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Seller has not received any notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or Former Facilities, or in connection with any operations or activities thereat.

(d) Environmental Conditions.  There are no present or past Environmental Conditions in any way relating to the Business or at any Facility or Former Facility.

(e) Environmental Audits or Assessments.  True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Facility or Former Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on the Disclosure Schedule.

(f) Indemnification Agreements.  Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

(g) Releases or Waivers.  Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

(h) Notices, Warnings and Records.  Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

4.27  Banking Relationships.  Schedule 4.27 sets forth a complete and accurate description of all arrangements that Seller has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Seller in respect of any of the foregoing.

4.28  Accounts Receivable.  The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders or Contracts. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

5.1  Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2  Authorization.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3  No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a Material Adverse Effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

5.4  Consents and Approvals.  Except as set forth on Exhibit H hereto, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5  No Brokers.  Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of their respective affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

6.1  Further Assurances.  Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer; provided, however that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement. In addition, each party will commence all action required under this Section 6.1 as promptly as possible after the date of this Agreement to allow the transactions contemplated hereunder to be consummated by the Closing Date.

6.2  No Solicitation.

(a) No Solicitation.  From the date hereof through the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause its Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets or the Business, or all or substantially all the shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Notwithstanding the foregoing, prior to the Closing the Company may (A) provide access to its properties and Books and Records in response to a request therefor by a corporation, partnership, person or other entity or group which has made an unsolicited bona fide written proposal regarding a Proposed Acquisition Transaction or (B) engage in any negotiations or discussions with any corporation, partnership, person or other entity or group which has made an unsolicited bona fide written proposal regarding a Proposed Acquisition Transaction, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) with respect to an Proposed Acquisition Transaction, (x) the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would violate the fiduciary duties of the Company’s Board of Directors under applicable law and that such Proposed Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal from the party that made the proposal for a Proposed Acquisition Transaction and (y) the Company shall have informed the Buyer promptly following the taking by it of any such action. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Seller shall notify Buyer promptly (orally and in writing) if any written proposal for a Proposed Acquisition Transaction, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed of the status of any negotiations regarding such offer. Nothing contained in this Agreement shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure required by applicable law with regard to a Proposed Acquisition Transaction. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

(b) Notification.  Seller will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

6.3  Notification of Certain Matters.  From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller, any of its affiliates or Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action that occurs before the Closing that Seller reasonably expects to have a material adverse affect on the Assets or the Business.

6.4  Investigation by Buyer.

Subject to the Confidentiality Agreement, from the date hereof through the Closing Date:

(a) Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request, including an unaudited consolidated balance sheet and the related statements of income, retained earnings and cash flow for each month from the date hereof through the Closing Date within fourteen (14) calendar days after the end of each month which financial statements shall (a) be true, correct and complete, (b) be in accordance with the books and records of Seller and (c) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with generally accepted accounting principles consistently applied.

(b)(i) Buyer shall have the right, at its sole cost and expense to (A) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Owned Real Property and the Leased Real Property, and such other procedures as may be recommended by an independent environmental consultant selected by Buyer (the “Consultant”) based on its reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Owned Real Property and the Leased Real Property, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only (1) during regular business hours; and (2) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Owned Real Property and the Leased Property.

(ii) Buyer’s right to conduct tests, inspect records and other documents, and visually inspect all buildings and equipment at the Owned Real Property and the Leased Real Property shall also be subject to the following terms and conditions:

(A) All testing performed on Buyer’s behalf shall be conducted by the Consultant;

(B) Seller shall have the right to accompany the Consultant as it performs testing;

(C) Except as otherwise required by law, any information concerning the Owned Real Property and the Leased Real Property gathered by Buyer or the Consultant as the result of, or in connection with, the testing shall be kept confidential in accordance with subsection (D) below and shall not be revealed to, or discussed with, anyone other than Representatives of Buyer or Representatives of Seller who agree to comply with the provisions of subsection (D) below; and

(D) In the event that any party to this Agreement or any party set forth in subsection (C) above is requested or required to disclose information described in subparagraph (b)(i), Buyer shall provide Seller or Seller shall provide Buyer, as the case may be, with prompt notice of such request so that Seller or Buyer, as the case may be, may seek an appropriate protective order or waiver by the other party’s compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subparagraph shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

6.5  Conduct of Business.  From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the Ordinary Course of Business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, and shall cause each of the Subsidiaries listed on Schedule 4.2 not to, except as specifically contemplated by this Agreement or as consented to by Buyer in writing, which consent shall not be unreasonably withheld:

(a) change or amend the Certificate of Incorporation or Bylaws of Seller;

(b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the Ordinary Course of Business;

(c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material amount of the Assets, or any interests therein, except in the Ordinary Course of Business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell inventory consistent with its past practices;

(d) (i) for any of the Rehired Employees (as defined in Section 6.6), take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Plan or policy;

(ii) adopt, enter into or amend any Employee Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations; or

(iii) fail to maintain all Employee Plans in accordance with applicable Regulations;

(e) declare, set aside, make or pay any dividend or other distribution in respect of Seller’s capital stock;

(f) fail to expend funds for budgeted capital expenditures or commitments of the Business;

(g) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

(h) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities related to the Business, in the Ordinary Course of Business;

(i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(j) fail to comply in any material respect with all Regulations applicable to the Assets or the Business;

(k) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

(l) fail to use its reasonable commercial efforts to (i) retain the Seller’s employees involved in the Business and (ii) maintain the Business so that such employees will remain available to Seller on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller related to the Business and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

(m) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

(n) enter into, renew, modify or revise any agreement or transaction with any of the Subsidiaries listed on Schedule 4.2; or

(o) make any payment of any kind whatsoever to or on behalf of any of the Subsidiaries listed on Schedule 4.2 or any officer or director of any of such Subsidiaries, pursuant to any agreement between Seller and any of such Subsidiaries or otherwise.

6.6  Employee Matters.

(a) Buyer shall extend offers of employment to those of Seller’s employees whom it desires to hire, which are identified on Schedule 4.13 (such employees are hereinafter referred to as the “Rehired Employees”), which Buyer shall determine in its sole discretion. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its reasonable commercial efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment.

(b) Seller shall be solely responsible for all of the Benefit Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the Benefit Plans or any obligation or liability thereunder.

(c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

(d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

(e) For a period of one (1) year after the Closing Date, neither party shall, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee of the other party whose employment is continued by such party after the Closing Date, unless such party first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

6.7  Subsidiary Transfers.  Seller shall, and shall cause all of the Subsidiaries listed on Schedule 4.2 to, transfer all right, title and interest held by such Subsidiary in all assets used or held for use in connection with the Business of Seller to be transferred to Seller for inclusion in the Assets prior to the Closing.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

7.1  Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2  Consents; Regulatory Compliance and Approval; Stockholder Approval.  All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained (including without limitation all required third-party consents to the assignment of the Leases, Contracts and other Assets to be assigned to Buyer as set forth herein). Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition. Seller shall have obtained the requisite consent of its stockholders to the transactions contemplated by this Agreement at a duly convened special meeting of stockholders.

7.3  No Actions or Court Orders.  No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

7.4  Opinion of Counsel.  Buyer shall have delivered to Seller an opinion of Buyer’s counsel, dated as of the Closing Date, in form and substance attached hereto as Exhibit O, substantially to the effect that:

(a) Incorporation.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

(b) Corporate Power and Authority.  Buyer has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby;

(c) Corporate Action and Enforceability.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary corporate action of Buyer, and no approval of the stockholders of Buyer is required in connection therewith or, if required, such approval has been duly obtained in accordance with the provisions of Buyer’s Certificate of Incorporation and Bylaws and applicable law, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer, and constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations;

(d) No Breach of Contracts.  Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) violate the Certificate of Incorporation or Bylaws of Buyer, (ii) cause a Default under any term or provision of any material contract to which Buyer is a party listed in such opinion, or (iii) to the knowledge of such counsel, violate any Court Order applicable to Buyer; and

(e) No Violation of Law.  Neither the execution and performance of this Agreement or the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any Regulation or Court Order, applicable to Buyer.

In rendering such opinions, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Buyer.

7.5  Certificates.  Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

7.6  Corporate Documents.  Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer’s corporate secretary.

7.7  Assumption Document.  Buyer shall have executed the Assumption Document.

7.8  Ancillary Agreements.  Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

8.1  Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, other than such failures to be true and correct that individually or in the aggregate would not have a Material Adverse Effect and except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

8.2  Consents; Regulatory Compliance and Approval.  All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Buyer) shall have been obtained. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

8.3  No Actions or Court Orders.  No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

8.4  Opinion of Counsel.  Seller shall have delivered to Buyer an opinion of outside counsel, counsel to Seller, dated as of the Closing Date, in form attached hereto as Exhibit P, substantially to the effect that:

(a) Incorporation.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its property or nature of the Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Business or the Assets;

(b) Corporate Power and Authority.  Seller has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and Seller has the necessary corporate power and authority to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

(c) Corporate Action and Enforceability.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action of Seller, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Seller, and no approval of the stockholders of Seller is required in connection therewith or, if required, such approval has been duly obtained in accordance with the provisions of Seller’s Certificate of Incorporation and Bylaws and applicable law, and this Agreement and each Ancillary Agreement constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations;

(d) No Breach of Contracts.  Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) violate the Certificate of Incorporation or Bylaws of Seller, (ii) cause a Default under any term or provision of any material Contract or Lease listed in such opinion to which Seller is a party or by which the Assets are bound, or (iii) to the knowledge of such counsel, violate any Court Order applicable to Seller; and

(e) No Violation of Law.  Neither the execution and performance of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any Regulation or Court Order known to such counsel, applicable to Seller.

In rendering such opinions, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Seller.

8.5  Certificates.  Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

8.6  Material Changes.  Since the date of this Agreement, there shall not have occurred any event which shall have a Material Adverse Effect on the Business or the Assets.

8.7  Corporate Documents.  Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller’s corporate secretary, as applicable.

8.8  Conveyancing Documents; Release of Encumbrances.  Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer’s counsel.

8.9  Permits.  Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

8.10  Other Agreements.  Seller shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

ARTICLE IX

RISK OF LOSS; CONSENTS TO ASSIGNMENT

9.1  Risk of Loss.  From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the Ordinary Course of Business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction and estimated interruption of the Business, the amount of insurance, if any, covering such Assets and/or interruption of the Business and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller’s notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss (including for the interruption of the Business, if any) and subject to Section 10.4(f), to such indemnification for any uninsured portion of such loss pursuant to Section 10.4, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) if such destroyed or damaged Assets and/or interruption of the Business has an aggregate value of greater than $5,000,000, terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

9.2  Consents to Assignment.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.2 shall affect Buyer’s right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

ARTICLE X

ACTIONS BY SELLER AND BUYER
AFTER THE CLOSING

10.1  Collection of Accounts Receivable and Letters of Credit.  At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Assets, and Seller shall within two (2) business days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

10.2  Books and Records; Tax Matters.

(a) Books and Records.  Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2(a) shall be subject to the terms of the Confidentiality Agreement.

(b) Cooperation and Records Retention.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

10.3  Survival of Representations, Etc.  All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) [three (3)] years following the Closing (except with respect to the representations and warranties set forth Sections 4.20 and 4.26, which shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections). Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

10.4  Indemnifications.

(a) By Seller.  Seller shall indemnify, save and hold harmless and defend Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability (iv) any Liability imposed upon Buyer by reason of Buyer’s status as transferee of the Business or the Assets directly resulting from any breach of any representation, warranty, covenant or agreement made by Seller in or pursuant to this Agreement; or (v) any Liability imposed upon Buyer related to the United States Patent Nos. 5,504,326, 5,510,613, 5,712,479, 5,625,184, 5,627,369, 5,760,393, 6,002,127, 6,057,543, 5,641,959, and 5,654,545, including any division, continuation, continuation-in-part, reexamination, reissue, or foreign equivalent or counterpart thereof, or any other patent asserted by Bruker Daltonics, Inc., Indiana University, or Applera Corp. relating to Space-Velocity Correlation Focusing or Delayed Extraction, or (vi) any Liability imposed upon Buyer related to any Patent in which a claim of infringement is made against the making, using, selling, or importation of the laser incorporated within the ProteinChip System, Series 4000 instrument as of the Closing Date.

The term “Damages” as used in this Section 10.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller’s obligation to indemnify Buyer, and Buyer’s obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

(b) By Buyer.  Buyer shall indemnify and save and hold harmless and defend Seller, its respective affiliates and subsidiaries, and its respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability or the operations of the Business by Buyer.

(c) Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by an indemnified party hereunder against the indemnifying party, the indemnified party shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. The indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, unless the indemnifying party shall agree to pay the full amount of such settlement. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, provided that any such settlement of claim shall be made only with the written consent of the indemnifying party unless the indemnified party shall agree to pay the full amount of such settlement. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

(e) Product and Warranty Liability.  The provisions of this Section 10.4 shall cover, without limitation, all Liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to products sold or shipped from the Facilities by Buyer or Seller, respectively.

(f) Brokers and Finders.  Pursuant to the provisions of this Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(g) Representatives.  No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

(h) Limitation on Indemnity.  Notwithstanding the foregoing, the maximum aggregate amount of Damages Seller shall be liable pursuant to this Section 10.4 shall be Twenty Million Dollars ($20,000,000) in the aggregate; provided, however, that the maximum aggregate amount of Damages Seller shall be liable pursuant to this Section 10.4 with respect to the Seldi Patent shall be Ten Million Dollars ($10,000,000).

10.5  Bulk Sales.  It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 10.4 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

10.6  Covenant Not to Compete.

(a) Recitals.  Seller acknowledges and agree that Seller has technical expertise associated with the Business and is well known in the life sciences industry. In addition, Seller has valuable business contacts with clients and potential clients of the Business and with professionals in the life sciences industry. Seller’s reputation and goodwill are an integral part of its business success throughout the areas where it conducts the Business. If Seller deprives Buyer of any of Seller’s goodwill or in any manner uses its reputation and goodwill in competition with the Business, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. Since Seller has the ability to compete with Buyer in the operation of the Business, Buyer therefore desires that Seller enter into this Covenant Not To Compete. But for Seller’s entry into this Covenant Not to Compete, Buyer would not have entered into the Purchase Agreement with Seller.

(b) Covenant Not to Compete.  Seller agrees that for a period of five (5) years after the Closing Date (the “Term”), neither Seller nor any of its respective Subsidiaries, unless acting in accordance with Buyer’s prior written consent, shall, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit their names to be used by or in connection with, any profit or non-profit business or organization which produces, designs, conducts research on, provides, sells, distributes or markets products, goods, equipment or services which, directly competes with the Business, as conducted by Seller immediately prior to the Closing, anywhere in the world other than in the Clinical Diagnostics Market (as that term is defined in the Cross-License Agreement); it being understood that the foregoing shall not limit Seller from (a) acquiring control of any company or business which derives less than 2% of its revenues from a business which competes directly with the Business as conducted by Seller immediately prior to the Closing or (b) making passive investments of less than 2% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system.

(c) Severability of Provisions.  If any covenant set forth in this agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision of this agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which any of Seller or its successors now transacts any business.

(d) Injunctive Relief.  Seller acknowledges that (i) the provisions of Section 10.6(b) and (c) are reasonable and necessary to protect the legitimate interests of Buyer, and (ii) any violation of paragraphs (b) or (c) of this Section 10.6 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, Seller agrees that if Seller violates the provisions of Section 10.6(b) or (c), in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

10.7  Taxes.  Subject to Section 2.6, Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

ARTICLE XI

TERMINATION

11.1  Termination.

(a) Termination.  This Agreement may be terminated at any time prior to Closing:

(i) By mutual written consent of Buyer and Seller; or

(ii) By Buyer or Seller if the Closing shall not have occurred on or before November 1, 2006; provided, however, that this right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before such date;

(iii) By Buyer or Seller, if Seller’s stockholders vote not to approve the transactions contemplated by this Agreement at a duly convened special meeting of stockholders called for the purpose of approving such transactions(or any adjournment or postponement thereof); or

(iv) By Seller, if prior to the Closing and after compliance in all material respects with the applicable provisions of Section 6.2, the Company elects to enter into a binding agreement with respect to a Superior Proposal.

(b) In the Event of Termination.  In the event of termination of this Agreement:

(i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) The provisions of the Confidentiality Agreement shall continue in full force and effect;

(iii) Buyer agrees, in consideration of Seller entering into this Agreement, that in the event that (A) Seller terminates this Agreement in accordance with Section 11.1(a)(ii) as a result of the conditions to Seller’s obligations to close specified in Article VII not having been satisfied (provided that at such time all of the conditions to Buyer’s obligation to close specified in Article VIII have been satisfied by Seller or validly waived), or (B) Buyer terminates this Agreement (i) for any reason prior to November 1, 2006, or (ii) for any reason after November 1, 2006 (provided that at such time all of the conditions to Buyer’s obligation to close specified in Article VIII have been satisfied by Seller or validly waived), Buyer shall, within two (2) days after such termination, pay Seller an amount equal to Two Million Dollars ($2,000,000); and

(iv) Seller agrees, in consideration of Buyer entering into this Agreement, that in the event that (A) (i) Buyer terminates this Agreement in accordance with Section 11.1(a)(ii) as a result of the conditions to Buyer’s obligations to close specified in Article VIII not having been satisfied (provided that at such time all of the conditions to Seller’s obligation to close specified in Article VII have been satisfied by Buyer or validly waived), or (ii) Seller terminates this Agreement (a) for any reason prior to November 1, 2006, or (b) for any reason after November 1, 2006 (provided that, except in the case of termination by Seller for the reason set forth in Section 11.1(a)(iv), at such time all of the conditions to Seller’s obligation to close specified in Article VII have been satisfied by Buyer or validly waived), or (B) Buyer or Seller terminates this Agreement in accordance with Section 11.1(a)(iii) and within 9 months thereafter Seller closes a transaction in which it sells or otherwise transfers all or substantially all of the assets comprising the Business to a third party, then (if any of the events set forth in (A) or (B) occur) Seller shall, within two (2) days after such termination or closing, as applicable, pay Buyer an amount equal to Two Million Dollars ($2,000,000).

ARTICLE XII

MISCELLANEOUS

12.1  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

12.2  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Seller, addressed to:

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
Attention: President and CEO; and Vice President of Business Development

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Michael J. O’Donnell, Esq.

If to Buyer, addressed to:

Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, California 94547
Attention: General Counsel

or to such other place and with such other copies as either party may designate as to itself by written notice to the party.

12.3  Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement.

12.4  Entire Agreement; Amendments and Waivers.  This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the Confidentiality Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.5  Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6  Expenses.  Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

12.7  Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.8  Titles; Gender.  The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

12.9  Public Statements and Press Releases.  The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. Notwithstanding the foregoing, the parties agree to issue a mutually agreed upon joint press release on or about the date of execution of this Agreement announcing the existence of this Agreement and the transactions contemplated herein.

12.10  Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.11  Service of Process, Consent to Jurisdiction.

(a) Service of Process.  Each parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under California law.

(b) Consent and Jurisdiction.  Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Contra Costa County, California; (2) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

12.12  Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

CIPHERGEN BIOSYSTEMS, INC.	BIO-RAD LABORATORIES, INC.

By: /s/ /s/ Gail S. Page	By: /s/ /s/ Sanford Wadler

Name: Gail S. Page	Name: Sanford Wadler

Title: President and CEO	Title: Vice President and General Counsel

ANNEX B: NEW BUSINESS STRATEGY

Overview

Ciphergen is dedicated to the discovery, development and commercialization of specialty diagnostic tests that help physicians manage their patients and that improve patient outcomes. We intend to do this using translational proteomics, which is the process of answering clinical questions by utilizing advanced protein separation tools to identify combinations of biomarkers (or, better, to resolve variants of specific biomarkers), developing assays, and commercializing tests.

Through collaborations with leading academic and research institutions, including The Johns Hopkins School of Medicine, The University of Texas M. D. Anderson Cancer Center, University College London, and The University of Texas Medical Branch, Ciphergen plans to develop diagnostic tests in the fields of cancer, cardiovascular disease, and women’s health. The clinical questions we are addressing include early disease detection, treatment response, monitoring of disease progression, prognosis and others. In July 2005, we entered into a strategic alliance agreement with Quest Diagnostics Incorporated covering a three year period during which the parties have agreed to develop and commercialize up to three diagnostic tests based on SELDI technology.

Our most advanced program is in the field of ovarian cancer. Commonly known as the “silent killer,” ovarian cancer leads to approximately 14,000 deaths each year in the United States. Approximately 23,000 new cases are diagnosed each year, with the majority in patients with late stage disease, where the cancer has spread beyond the ovary. Unfortunately, the prognosis is poor in these patients, leading to the high mortality from this disease. One unmet clinical need is a diagnostic test that can provide adequate predictive value to stratify patients with a pelvic mass into high risk of invasive ovarian cancer versus those with a low risk. We believe that there are at least 5 million testing opportunities each year addressing this need. Ciphergen has developed a panel of biomarkers that we believe provides risk stratification information for ovarian cancer based on a series of studies involving over 2,000 clinical samples from more than five sites. We recently reported the results of a prospective clinical trial involving over 200 consecutive women to test specifically the performance of this marker panel in a realistic patient population, and achieved 80% positive predictive value (the likelihood that a positive test result is truly invasive epithelial ovarian cancer) which is better than other available diagnostic modalities in this patient cohort, such as CA125. Ciphergen is currently working with Quest Diagnostics in their efforts to commercialize this marker set under the analyte specific reagent, or ASR, regulations. In addition, Ciphergen is simultaneously undertaking a prospective clinical trial to support submission to the FDA for approval as an in vitro diagnostic test.

The Diagnostics Market Opportunity

The economics of health care demand improved allocation of resources. Improved allocation of resources can be derived through disease prevention, early detection of disease leading to early intervention, and from diagnostic tools that can triage patients to more appropriate therapy and intervention. According to the Lewin Group, the worldwide market for diagnostics in 2005 was approximately $29 billion.

We have chosen to focus primarily in the areas of oncology, cardiovascular disease, and women’s health. Demographic trends suggest that, as the population ages, the burden from these diseases will increase, and the demand for quality diagnostic, prognostic, and predictive tests will increase. In addition, these areas generally lack quality diagnostic tests and therefore we believe patient outcomes can be significantly improved by the development of novel diagnostic and risk stratification tests.

Cancer represents the second leading cause of death in the United States. Over 500,000 Americans die of cancer each year. While many cancer types are preventable, others are not. Even among patients with clear risk factors (for example, HPV infection for cervical cancer), health care providers still generally lack the ability to distinguish those who will get cancer from those who will not. Consequently, there is a clear unmet need to stratify these individuals. Breast cancer is the second most common non-skin cancer among women, with approximately 270,000 new cases of invasive and in situ cancer diagnosed in 2005. Breast cancer kills more women than any other cancer except for lung cancer, with approximately 40,000 deaths from breast cancer in 2005. While much less common than breast cancer, ovarian cancer is the most lethal gynecological malignancy, with approximately 15,300 deaths due to ovarian cancer in 2005. Prostate cancer is the most common non-skin cancer among men, with approximately 230,000 cases in 2005.

Cardiovascular disease is the leading cause of morbidity and mortality in industrial countries. Over 64 million Americans are affected by at least one type of cardiovascular disease, and close to 1 million die from cardiovascular disease each year — more than from all the cancers combined. The prevalence of cardiovascular disease is expected to increase, not just because of the aging population, but also because of the rapid increase in obesity. More health care dollars are spent on cardiovascular disease than on any other disease, and the estimated annual cost of cardiovascular disease (both indirect and direct) is $368 billion, twice that of cancer. Cardiovascular disease represents a prime opportunity for new diagnostic tests, particularly those that can monitor cardiovascular health or that can predict poor prognosis. Prevention and surveillance are accepted paradigms in cardiovascular medicine; therefore, market acceptance of these types of tests is likely to be high. There is no non-invasive test currently available to distinguish between coronary artery disease and peripheral arterial disease. Such a test would allow physicians to prescribe the appropriate type of treatment.

In the field of women’s health, outside of gynecologic malignancies, the field of reproductive health contains many potential opportunities. For example, as women wait longer to have children, the reliance on assisted reproductive technologies, or ART, increases and the potential for obstetric complications increases. Tests aimed at assessing the viability of oocytes during the process of ART may help patients and physicians improve the efficiency of the process, as well as decrease the likelihood of multiple births. In 2003, approximately 90,000 cycles of ART were initiated, resulting in approximately 25,000 live-birth deliveries. More than a third of pregnancies contained multiple fetuses.

Our focus on proteomics enables us to address the market for diagnostic tests that measure multiple protein biomarkers, simultaneously. A protein biomarker is a protein or protein variant that is present in a greater or lesser amount in a disease state versus a normal condition. Conventional proteomic tests measure a single protein biomarker whereas most diseases are complex. We believe that efforts to diagnose cancer and other complex diseases have failed in large part because the disease is heterogeneous at the causative level (i.e., most diseases can be traced to multiple potential etiologies) and at the human response level (i.e. each individual afflicted with a given disease can respond to that ailment in a specific manner). Consequently, measuring a single protein biomarker when multiple protein biomarkers may be altered in a complex disease is unlikely to provide meaningful information about the disease state. Our approach, using mass spectrometry, allows us to create diagnostic tests with sufficient sensitivity and specificity to aid the physician considering treatment options for patients with complex diseases.

Scientific Background

Genes are the hereditary coding system of living organisms. Genes encode proteins that are responsible for cellular functions. The study of genes and their functions has led to the discovery of new targets for drug development. Industry sources estimate that within the human genome there are approximately 30,000 genes. The initial structure of a protein is determined by a single gene. The final structure of a protein is frequently altered by interactions with additional genes or proteins. These subsequent modifications result in hundreds of thousands of different proteins. In addition, proteins may interact with one another to form complex structures that are ultimately responsible for cellular functions.

Genomics allows researchers to establish the relationship between gene activity and disease. However, many diseases are manifested not at the genetic level, but at the protein level. The complete structure of modified proteins cannot be determined by reference to the encoding gene alone. Thus, while genomics provides some information about diseases, it does not provide a full understanding of disease processes.

The Relationship Between Proteins and Diseases

The entire genetic content of any organism, known as its genome, is encoded in strands of deoxyribonucleic acid, or DNA. Cells perform their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. The process of producing proteins from DNA is known as gene expression or protein expression. Differences in living organisms result from variability in their genomes, which can affect the types of genes expressed and the levels of gene expression. Each cell of an organism expresses only approximately 10% to 20% of the genome. The type of cell determines which genes are expressed and the amount of a particular protein produced. For example, liver cells produce different proteins from those produced by cells found in the heart, lungs, skin, etc. Proteins play a crucial role in virtually all biological processes, including transportation and storage of energy, immune protection, generation and transmission of nerve impulses and control of growth.

Diseases may be caused by a mutation of a gene that alters a protein directly or indirectly, or alters the level of protein expression. These alterations interrupt the normal balance of proteins and create disease symptoms. A protein biomarker is a protein or protein variant that is present in a greater or lesser amount in a disease state versus a normal condition. By studying changes in protein biomarkers, researchers may identify diseases prior to the appearance of physical symptoms. Historically, researchers discovered protein biomarkers as a byproduct of basic biological disease research. This has resulted in the validation by researchers of approximately 200 protein biomarkers that are being used in commercially available clinical diagnostic products.

Limitations of Existing Diagnostic Approaches and Ciphergen’s Solution

The in vitro diagnostics industry manufactures and distributes products that are used to detect thousands of individual components present in human derived specimens. However, the vast majority of these assays are used specifically to identify single protein biomarkers. The development of new diagnostic products has been limited by the complexity of disease states, which may be caused or characterized by several or many proteins or post-translationally modified protein variants. Diagnostic assays that are limited to the detection of a single protein often have limitations in clinical specificity (true negatives) and sensitivity (true positives) due to the complex nature of many diseases and the inherent biological diversity among populations of people. Diagnostic products that are limited to the detection of a single protein may lack the ability to detect more complex diseases, and thus produce results that are unacceptable for practical use.

The heterogeneity of disease and of the human response to disease underlie the shortcoming of single markers to diagnose accurately and to predict many diseases. Our studies, particularly in ovarian cancer, have given us a better understanding of both the disease pathophysiology and the host response. By using multiple markers, we are better able to encompass the disease and host response heterogeneity. In addition, by examining specific analytes with greater resolution, for example, post-translational modifications, we believe we can improve the specificity of our diagnostic markers because these modifications reflect both the pathophysiology and host response. We utilize translational proteomics, i.e., the process of answering clinical questions by utilizing advanced protein separation tools to identify combinations of biomarkers (or better to resolve variants of specific biomarkers), developing assays, and commercializing tests.

Ciphergen is applying proteomics research and development tools and methods to analyze biological information in an attempt to discover associations between proteins, protein variants, and protein-protein interaction and diseases. Ciphergen intends to develop new diagnostic tests based on known and newly-identified protein markers to help physicians predict an individual’s predisposition in order better to characterize, monitor progression of, and select appropriate therapy for, diseases. Our goals are to:

•	Develop high-value diagnostic tests that address unmet medical needs, particularly in stratifying patients according to the risk of developing a disease, having a disease, or failing a specific therapy for a disease

•	Facilitate more efficient clinical trials of new therapeutics by providing biomarkers that stratify patients according to likelihood of response

•	Identify biomarkers that can form the basis of molecular imaging targets

Our Solution

Problem	Ciphergen’s solution

Heterogeneity of disease	Emphasis on multi-marker panels
Poorly validated markers	Expertise in study design incorporating internal and external validation
Large multi-site studies
Protein post-translational modifications that reduce specificity of assays	Assay development using mass spectrometry to quantitate disease-specific forms
Absence of product pipeline	Potential test candidates derived from internally driven programs with leading collaborators and in-licensing efforts directed to the SELDI-installed base

Addressing the heterogeneity of disease

Ciphergen’s strategy is to create a paradigm of diagnostics that is based on risk stratification, multiple-marker testing, and information integration. This strategy is based on the belief that any specific disease is heterogeneous and therefore relying on a single disease marker to provide a simple “yes-no” answer is likely to fail. We believe that efforts to diagnose cancer and other complex diseases have failed in large part because the disease is heterogeneous at the causative level, meaning that most diseases can be traced to multiple potential etiologies, and at the human response level, meaning that each individual afflicted with a given disease can respond to that ailment in a specific manner. A better understanding of heterogeneity of disease and human response is necessary for improved diagnosis and treatment of many diseases.

Validation of markers through proper study design

Analysis of peer-reviewed publications reveals almost daily reports of novel biomarkers or biomarker combinations associated with specific diseases. Few of these are used clinically. As with drug discovery, preliminary research results fail to canvass sufficient variation in study populations or laboratory practices and, therefore, the vast majority of candidate biomarkers fail to be substantiated in subsequent studies. Recognizing that validation is the point at which most biomarkers fail, Ciphergen’s strategy is to reduce the attrition rate between discovery and clinical implementation by building validation into the discovery process. Biomarkers fail to validate for a number of reasons, which can be broadly classified into pre-analytical and analytical factors. Pre-analytical factors include study design that does not mimic actual clinical practice, inclusion of the wrong types of control individuals, and demographic bias (usually seen in studies in which samples are collected from a single institution). Analytical factors include poor control over laboratory protocols, inadequate randomization of study samples, and instrumentation biases (for example, higher signal early in the experimental run compared to later in the experimental run). Finally, the manner in which the data are analyzed can have a profound impact on the reliability of the statistical conclusions.

When designing clinical studies, Ciphergen begins with the clinical question, since this drives the downstream clinical utility of the biomarkers. With this as a starting point, Ciphergen is able to design a study that includes the appropriate cases and control groups. Ciphergen further incorporates an initial validation component even within the discovery component. Therefore, Ciphergen places an emphasis on multi-institutional studies, inclusion of clinically relevant controls, and partitioning of training from validation data. For example, in the 2004 Cancer Research paper describing the first three markers in the ovarian cancer panel, more than 600 samples taken from five hospitals were analyzed. These samples were divided into individual training sets, followed by a first round of validation samples and then a second round of independent validation samples. Subsequently, Ciphergen has analyzed more than 2,000 samples from five additional medical centers. Ciphergen has examined over 300 samples in its breast cancer program and over 400 samples in its prostate cancer program. In analyzing the complex proteomics data, Ciphergen takes an agnostic view of statistical methodologies, choosing to use a variety of approaches and looking for concordance between approaches, taking the view that markers deemed significant by multiple statistical algorithms are more likely to reflect biological conditions rather than mathematical artifacts.

Exploiting the power of mass spectrometry to improve assay specificity

An important characteristic of proteins is that their functional activity is often modulated by changes in their structure. Conventional approaches to assay proteins have variable ability to detect these changes, and may depend on the specificity of the antibody to the original or altered forms of the proteins. Additionally, a conventional assay may inadvertently measure only one form of a protein while many exist. Ciphergen has developed programs for biomarkers in which mass spectrometry provides an advantage over traditional assays in characterizing and quantitating disease markers. Mass spectrometry’s advantages over traditional assay approaches in these instances is a result of its ability to distinguish two or more highly related protein species based on molecular mass, or in combination with chromatographic separation tools, such as with ProteinChip arrays, based on biochemical properties. Because most traditional assay approaches rely strictly on using antibodies to capture the intended analyte, protein forms with a common epitope are not readily distinguished. A few examplar proteins that are candidates for this approach include von Willebrand’s factor, human chorionic gonadotropin, albumin, c-reactive protein, and serum amyloid A. One disease that Ciphergen is specifically addressing is TTP, a disease that affects mostly women and is a result of a deficiency in the enzyme ADAMTS13, which cleaves von Willebrand’s factor. Current assays rely on unwieldy Western Blots, which are both low throughput and poorly quantitative. Ciphergen’s assay measures directly the product of the enzymatic reaction for ADAMTS13, and provides the level of quantitation necessary to distinguish TTP from other thrombocytopenic diseases.

Creating and maintaining a viable product pipeline

Ciphergen can develop potential tests based on biomarkers discovered in its sponsored programs with academic collaborators, and also has the opportunity to in-license tests from an installed base of hundreds of academic SELDI customers. Ciphergen’s strategy of selling its SELDI proteomics platform to researchers in academia, pharmaceutical companies, and biotechnology companies may provide Ciphergen with access to biomarkers that could potentially lead to additional diagnostic tests. Going forward, Bio-Rad and Ciphergen have agreed to continue to identify SELDI users that could provide additional biomarker discoveries for Ciphergen’s diagnostics pipeline. In addition, Ciphergen has the opportunity to identify additional markers discovered on other platforms that complement its existing product pipeline.

Ciphergen has entered into collaboration, research, and material transfer agreements with more than 16 companies and academic institutions to support its large-scale clinical studies, including ongoing studies as well as studies Ciphergen plans to conduct in the future. Some of Ciphergen’s major collaborations in the areas of cancer and women’s health are described in greater detail here.

•	The Johns Hopkins University School of Medicine: Led by Dr. Daniel Chan, Director of the clinical laboratories, this collaboration focuses on oncology (in particular, breast, prostate, and ovarian cancer). Under our Collaboration Agreement with Johns Hopkins, we provide research funding, ProteinChip Systems and ProteinChip Arrays. Johns Hopkins provides laboratory space and equipment, clinical samples and scientists to perform the research. Johns Hopkins has granted us an option to take a royalty-bearing, exclusive, worldwide license to commercialize any inventions resulting from the research. Our royalty obligations include minimum annual royalties, as well as running royalties on sales of products and services. The collaboration agreement with John Hopkins is effective through September 30, 2006, and we are currently negotiating an amended agreement, with an extended term.

•	The University of Texas M. D. Anderson Cancer Center: Led by Dr. Robert C. Bast, Jr., who discovered the tumor marker for ovarian cancer (CA125), this collaboration focuses on ovarian cancer. Under our Research and License Agreement with M. D. Anderson, we provide research funding, ProteinChip Arrays and other consumables. M. D. Anderson provides clinical samples for research purposes. Both we and M. D. Anderson perform designated portions of the research. M. D. Anderson has granted us an option to negotiate and acquire a royalty-bearing, exclusive, worldwide license to commercialize any inventions resulting from the research. We are currently in the process of negotiating license terms with M. D. Anderson with respect to certain patents covering biomarkers discovered under the collaboration.

•	University College London: Led by Professor Ian Jacobs, this collaboration provides us with access to the largest ovarian cancer screening trial in the world (UKCTOCS). This collaboration is aimed at ovarian and breast cancer. Pursuant to our Collaborative Research Agreement with UCL, we provide research funding, ProteinChip Arrays and associated consumables, bioinformatics, software and data analysis and other research support. UCL provides clinical samples. Both parties perform designated portions of the research. UCL has granted us an option to acquire a royalty-bearing, exclusive, worldwide license to commercialize inventions resulting from the research in the field of diagnostics and therapeutics for cancer.

•	The University of Texas Medical Branch: Led by Dr. John Petersen, this collaboration is focused on the discovery and development of new products for personalized, or targeted medicine, particularly in the field of liver disease. Under our Research and License Agreement with UTMB, UTMB provides clinical samples for research purposes. Both we and UTMB perform designated portions of the research. UTMB has granted us an option to negotiate and acquire a royalty-bearing, exclusive, worldwide license to commercialize any inventions resulting from the research subject to the terms of a license agreement to be negotiated by the parties.

Ciphergen, together with its collaborators, is currently conducting large-scale protein biomarker studies in the following areas: oncology, women’s health, and cardiovascular disease. Most of these studies involve the analysis of large numbers of samples from healthy and diseased individuals, or comparing patients with the disease of interest to those with related diseases for which clinical distinction is necessary. The goal of most of these studies is to identify sets of proteins that serve as biomarkers for a specific disease.

2005 Estimated
Treatment Decisions
Disease field	in the United States	Specific clinical question	Product Stage

Ovarian cancer	5,000,000	• Screening and risk stratification of women with a suspicious pelvic mass	Final clinical evaluation(1)
	65,000	• Prediction of recurrence/response to chemotherapy	Discovery and initial clinical evaluation(2)
	10,000,000	• Surveillance of high-risk women	Initial discovery(3)

Breast cancer	54,000,000(4)	• Triage to imaging modality	Initial clinical evaluation
	100,000	• Enhanced response to chemotherapy	Initial discovery

Prostate cancer	30,000,000(5)	• Screening and detection in conjunction with PSA	Initial clinical evaluation
	230,000	• Risk of recurrence	Initial clinical evaluation

Peripheral arterial disease	>12,000,000	• Determination of risk of PAD	Final clinical evaluation
		• Distinguishing between PAD and CAD	Initial discovery

Thrombotic thrombocytopenic purpura	100,000	• Diagnosis	Assay development(6)
• Monitoring of to therapy

Assisted reproductive technology	90,000	• Prediction of likelihood of successful implantation	Initial clinical evaluation

(1)	“Final clinical evaluation” means that a specific marker set has undergone a multi-site evaluation and assay development, and is undergoing final clinical evaluation tests prior to product launch.

(2)	“Initial clinical evaluation” means that a specific marker set is being evaluated in independent sample sets, generally from multiple medical centers. In some instances, candidate markers have been discovered and are undergoing clinical evaluation experiments while additional markers are being sought to improve the clinical performance. This process may expedite commercialization if such markers are found.

(3)	“Initial discovery” means that studies, generally retrospective case control, are being conducted to discover and identify biomarkers. These studies are usually relatively small (< 200) and examine samples from 1-2 medical centers, and a specific set of markers for commercialization has not yet been determined.

(4)	Number of women aged 40-70, according to US Census estimates.

(5)	Number of men aged 50-75, according to US Census estimates.

(6)	“Assay development” means the process of creating reproducible and quantitative assays, as well as ascertaining pre-analytical variables that affect reproducibility such that the test can be run in a clinical laboratory.

Further details regarding important developments in several of Ciphergen’s large-scale studies are set forth below.

Ovarian cancer.  Commonly known as the “silent killer,” ovarian cancer leads to approximately 14,000 deaths each year in the United States. Approximately 23,000 new cases are diagnosed each year, with the majority in patients with late stage disease, i.e., when the cancer has spread beyond the ovary. Unfortunately, the prognosis is poor in these patients, leading to the high mortality from this disease. While the diagnosis of ovarian cancer in its earliest stages has a profound positive impact on the likelihood of survival of the disease, another factor that predicts survival from ovarian cancer is the specialty training of the surgeon who operates on the patient with ovarian cancer, with patients being treated by the gynecologic oncologist having better outcomes than those treated by the general surgeon. Accordingly, an unmet clinical need is a diagnostic test that can provide adequate predictive value to stratify patients with a pelvic mass into high risk of invasive ovarian cancer versus those with a low risk. No blood test currently exists to address properly this clinical question, although CA125 is commonly used. CA125, which is cleared by the FDA only for monitoring for recurrence of ovarian cancer, is absent in up to 50% of early stage ovarian cancer cases, and can be elevated in diseases other than ovarian cancer, including benign ovarian tumors and endometriosis. These shortcomings limit CA125’s utility in distinguishing benign from malignant ovarian tumors or for use in detection of early stage ovarian cancer. Transvaginal ultrasound is another diagnostic modality used with patients with ovarian tumors. Attempts at defining specific morphological criteria that can aid in a benign versus malignant diagnosis have led to the morphology index and the risk of malignancy index, with reports of 40-70% predictive value. However, ultrasound interpretation can be variable and dependent on the experience of the operator. In August 2004, Ciphergen along with collaborators at Johns Hopkins, University College London, and M. D. Anderson Cancer Center reported the discovery of three markers that, when combined, provided higher diagnostic accuracy for early stage ovarian cancer than other markers, for example, CA125. The three markers that Ciphergen reported in 2004 form the basis of an expanded panel of biomarkers that together have been demonstrated to provide risk stratification information in a series of studies involving over 2,000 clinical samples from 5 sites. The most recent data, presented at the annual meeting of the American Society of Clinical Oncology in June 2006, demonstrate the portability of this marker panel among different clinical groups, indicating its potential validity across various testing populations. Ciphergen and collaborators at Rigshospitalet (Copenhagen) also reported the results of a prospective clinical trial involving over 200 consecutive women specifically to test the performance of this marker panel in a realistic patient population, and achieved 80% positive predictive value (likelihood that a positive test result is truly invasive epithelial ovarian cancer), better than other available diagnostic modality in this patient cohort. Ciphergen is continuing to investigate the role of these markers, as well as discovering additional biomarkers, that may be used to identify early stage ovarian cancer.

Prostate cancer.  Approximately 250,000 men are expected to be diagnosed with prostate cancer in the United States each year, approximately 195,000 of whom will need to make critical decisions on whether or not to undergo local therapy, such as surgery or radiation, and on whether or not to have additional treatment after local therapy. Because the side effects of surgery and local radiation therapy can be serious, a need exists for a reliable test to determine the likelihood of progression. There is also a need for a reliable test to determine the likelihood of recurrence after local treatment, because hormonal therapy and chemotherapy have significant side effects as well. It has become clear that prostate cancer suffers from over-diagnosis in that many men with prostate cancer will not die of the disease, but it is unclear which patients will have an adverse outcome directly related to prostate cancer versus those who will not. In May 2006, Ciphergen and Johns Hopkins reported the discovery of two biomarkers that, when combined with PSA, were highly predictive of likelihood of recurrence of prostate cancer. The results arose from two studies, one examining over 400 men with prostate cancer, and the other examining 50 pairs of men followed for 5 years with prostate cancer matched for age, cancer stage, and other clinical parameters. These results suggest the potential to aid in the stratification of risk of highly aggressive prostate cancer, independent of other clinical variables, reduce overtreatment of prostate cancer cases not likely to be lethal, and shift treatment to those cases that are particularly likely to be lethal.

Breast cancer.  Detection of early stage breast cancer holds the potential to improve outcomes for women with this disease. No blood markers currently exist that can accurately detect ductal carcinoma in situ, or DCIS, which is one of the earliest stages of breast cancer, and it is likely that imaging modalities such as mammography, ultrasound, and magnetic resonance imaging will improve detection accuracy when combined with blood markers or molecular imaging targets. Ciphergen in collaboration with Johns Hopkins has performed two independent studies to identify blood markers for DCIS and stage I breast cancer. The first study examined 169 women with varying stages of breast cancer, benign disease, and healthy women, and the second study examined 176 women from a different medical center as independent validation. Ciphergen is currently performing a 350 woman multi-center validation study to confirm the two markers identified in the previous studies.

Peripheral arterial disease.  This disease affects 12 million Americans and is underdiagnosed and undertreated. With the rising incidence of diabetes, the incidence of peripheral arterial disease, or PAD, is expected to increase concomitantly. The absence of a good blood test contributes to the underdiagnosis of PAD. Ciphergen in collaboration with Stanford University has performed both an initial discovery study and a first validation study that has resulted in the identification of a novel biomarker for PAD. Ongoing efforts are aimed at further validating this marker in combination with additional cardiovascular biomarkers.

Thrombotic thrombocytopenic purpura.  This disease affects approximately 1,000 Americans annually and is life threatening in the absence of appropriate treatment, which is usually plasmaphoresis. Undertreatment can lead to increased mortality from the disease while overtreatment wastes precious resources. In addition, patients with TTP need to be monitored for clinical response to therapy. Because the pathophysiology of TTP is known to be a result of a defect in the activity of the enzyme ADAMTS13, mass spectrometry was a logical approach to develop an accurate and quantitative assay to measure this enzymatic activity. Final assay development is under way.

Assisted reproductive technology.  There has been increased use of ART to facilitate pregnancies, either in women who are infertile or who have waited to have babies. Currently, it is difficult to predict which embryos will lead to viable fetuses and successful live births. Therefore, women may go through multiple cycles of induction and implantation and/or may have multiple embryos implanted. Implantation cycles are expensive, and multiple implantations often result in multiple gestations. Therefore a test that can improve the probability that an implanted embryo will result in a live birth will reduce overall costs associated with ART and may reduce the number of multiple gestations. SELDI-TOF-MS profiling of conditioned media derived from cultured embryos has revealed a series of proteins that may improve in discriminating between embryos that are more likely to successfully implant versus those that are not. These results are currently undergoing validation.

Commercialization

If we are successful at discovering biomarkers and panels of biomarkers that have diagnostic utility, our commercialization strategy includes partnering with other parties to assist in the development and commercialization of our initial tests. In July, 2005, we entered into a strategic alliance agreement with Quest Diagnostics covering a three year period during which the parties have agreed to develop and commercialize up to three diagnostic tests based on SELDI technology. In connection with this strategic alliance, Quest Diagnostics invested $15 million in Ciphergen and received a warrant to invest an additional $7.7 million. In addition, Quest Diagnostics agreed to loan Ciphergen up to $10 million to pay certain costs and expenses related to the strategic alliance, which loan is forgiveable based upon the achievement of certain milestones related to the development of diagnostic tests.

We expect to commercialize and sell diagnostic tests in two phases. The first phase (the “ASR phase”) will involve the sale of analyte specific reagents (“ASR”) to certain customers coupled with the grant to such customer of a sublicense to perform the laboratory test using the methodology covered by the relevant license obtained from our collaborator(s), e.g., a test for ovarian cancer covered by licenses from Johns Hopkins and the M. D. Anderson Cancer Center. ASRs are the raw materials which we will resell or make ourselves and which are utilized by clinical laboratories to develop and perform “homebrew” laboratory tests in CLIA-regulated laboratories (i.e., laboratories regulated under the federal Clinical Laboratory Improvement Amendments of 1988 [“CLIA”]). During the second phase (the “IVD phase”), we plan to assemble and sell in vitro diagnostic, or IVD, test kits, which have been cleared by the FDA, to customers together with SELDI instruments which we expect to purchase from Bio-Rad.

Under our strategic alliance agreement, Quest Diagnostics has the exclusive right to perform up to three ASR laboratory tests and, once we begin manufacturing a test kit for each of such tests, we expect that Quest Diagnostics will cease producing the homebrew tests and will purchase FDA-cleared IVD test kits from Ciphergen. Quest Diagnostics will have the exclusive right to perform such test and market test kits purchased from Ciphergen in the United States, Mexico, the United Kingdom and other countries, such as Brazil, where Quest Diagnostics operates a clinical laboratory for up to five years following commercialization of each respective test (referred to as the Exclusive Period) with non-exclusive rights to commercialize these tests in the rest of the world, subject to a royalty payable to Ciphergen. Upon expiration of the Exclusive Period, Quest Diagnostics’ exclusive rights will become non-exclusive.

During the ASR phase for a given test, and so long as the Exclusive Period continues, we will sell ASRs and grant rights to perform such tests to Quest Diagnostics and to other reference laboratories, hospitals and medical clinics in countries where Quest diagnostics does not operate a clinical laboratory. Once the IVD phase begins for a given test, and so long as the Exclusive Period continues for that particular test, we will sell test kits and instruments to Quest Diagnostics. At the end of the Exclusive Period with respect to any test kit, Quest Diagnostics’ exclusive right to perform tests using such test kit will become non-exclusive. In addition to continuing to sell test kits to Quest Diagnostics, we will then also sell test kits to commercial clinical laboratories in the United States, Mexico, the United Kingdom and other countries which were exclusive to Quest Diagnostics during the Exclusive Period. In addition to working through Quest Diagnostics, Ciphergen intends to seek partnerships for commercialization purposes with traditional in vitro diagnostic companies and/or with clinical reference labs in territories where Quest Diagnostics does not have exclusive rights.

Customers

Ciphergen expects that Quest Diagnostics and future commercialization partners, reference laboratories, hospitals and medical clinics that perform diagnostic testing will be the primary users of instruments, chips and future diagnostic products which we may develop and that those customers, along with our collaborators, will continue to be the primary users of instruments and arrays that we may develop or sell. Pursuant to the manufacture and supply agreement with Bio-Rad, Bio-Rad has agreed to supply Ciphergen with SELDI instruments and ProteinChip arrays previously manufactured by us. If Bio-Rad develops new products using SELDI technology, Bio-Rad has agreed to supply those products to Ciphergen to sell to its customers. Ciphergen can also request that Bio-Rad develop and manufacture new products to written specifications and the parties will negotiate in good faith the terms of purchasing such products.

Competition

The diagnostics industry in which Ciphergen operates is competitive and evolving. There is intense competition among healthcare, biotechnology, and diagnostic companies attempting to discover candidates for potential new diagnostic products. These companies may:

•	develop new diagnostic products in advance of Ciphergen or its collaborators;

•	develop diagnostic products which are more effective or more cost-effective than those developed by Ciphergen or its collaborators;

•	obtain regulatory clearance or approval of their diagnostic products more rapidly than Ciphergen or its collaborators; or

•	obtain patent protection or other intellectual property rights that would limit Ciphergen’s or its collaborators’ ability to develop and commercialize, or their customers’ ability to use, Ciphergen’s, or its collaborators’, diagnostic products.

Ciphergen competes with companies in the U.S. and abroad that are engaged in the development and commercialization of novel biomarkers that may form the basis of novel diagnostic tests. These companies may develop products that are competitive with the products offered by Ciphergen or its collaborators, such as analyte specific reagents or diagnostic test kits, that perform the same or similar purposes as Ciphergen’s or its collaborators’ products. Also, clinical laboratories may offer testing services that are competitive with the products sold by Ciphergen or its collaborators. For example, a clinical laboratory can use either reagents purchased from manufacturers other than Ciphergen, or use its own internally developed reagents, to make diagnostic tests. If clinical laboratories make tests in this manner for a particular disease, they could offer testing services for that disease as an alternative to products sold by Ciphergen used to test for the same disease. The testing services offered by clinical laboratories may be easier to develop and market than test kits developed by Ciphergen or its collaborators because the testing services are not subject to the same clinical validation requirements that are applicable to FDA-cleared or approved diagnostic test kits. The diagnostic testing services market is estimated to be approximately $40 billion. A substantial portion of all sales of diagnostic products are made to a small number of clinical reference laboratories such as Quest Diagnostics Incorporated and Laboratory Corporation of America Holdings, which together account for close to 20% of the testing services market. Therefore, Ciphergen expects to rely on clinical reference laboratories for a substantial portion of its sales. Ciphergen’s inability to establish or maintain one or more of these laboratories as a customer could adversely affect its business, financial condition, and operating results.

Research and Development

Ciphergen’s research and development efforts towards developing novel high-value diagnostic tests focus on two synergistic activities. First, Ciphergen is dedicated to developing new approaches to investigate the human proteome. Second, Ciphergen utilizes these new technologies to discover biomarkers that can address unmet clinical needs. A major area of our research and development activities centers around efforts to discover and validate biomarkers and patterns of biomarkers that can be developed into diagnostic assays. We do this both through in-house programs and through collaborations we have established with The Johns Hopkins School of Medicine, The University of Texas M. D. Anderson Cancer Center and University College London, among others.

In applied research, we are developing new applications and reagents for quantitative differential protein expression analysis, protein interaction assays and protein characterization. Our efforts are particularly focused on discovery and quantitative analysis of low-abundance proteins present in complex samples such as plasma, serum and urine. We have demonstrated that the surface chemistries immobilized on ProteinChip Arrays have similar protein selectivity to those chemistries immobilized on higher capacity bead formats, facilitating the transition from discovery on arrays to small scale purification on beads as well as orthogonal purification. Using these approaches, we seek to improve the speed and efficiency of designing protein separation strategies at any scale based on the predictive information obtained using ProteinChip Systems. We believe these methods will accelerate the identification of discovered biomarkers.

Ciphergen’s activities in research and development will maintain a strong focus in protein separation technologies, but will be intently focused on development (i.e., taking research tools and developing them into practical, usable tools for biomarker discovery and assay). Research will initially focus on three major tasks:

•	Making Equalizertm bead technology practical for biomarker discovery

•	Making multi-select technology practical for biomarker discovery

•	Clinical assay development using novel proteomics technologies

These objectives will maintain Ciphergen’s competitive edge in biomarker discovery abilities, and will be critical in our ability to improve on our current diagnostic tests under development as well as to develop and foster a pipeline of diagnostic tests. The new proteomic analysis tools that Ciphergen has developed are intended to provide Ciphergen an important advantage in the race to discover novel biomarkers. The complexity of the human proteome has hindered efforts to develop a comprehensive database of expressed proteins and their post-translational modifications. Consequently, entities that are able to leverage novel protein separation tools will have an advantage in analyzing clinical samples to identify biomarkers for disease. Ciphergen has focused on developing solutions to the problem of separating proteins to increase the number of proteins that can be detected and characterized while maintaining a level of throughput that permits running enough numbers of clinical samples to achieve statistical significance. These novel solutions are embodied in tools such as Equalizer Beads and multi-select and mini-select technologies. These tools have been applied to clinical samples that may be used to address diagnostic questions in hematology/oncology, women’s health, and cardiovascular disease, as described above.

Intellectual Property

Our intellectual property includes a portfolio of owned, co-owned or licensed patents and patent applications. As of July 31, 2006, our patent portfolio included 36 issued U.S. patents, 100 pending U.S. patent applications and numerous pending patent applications and issued patents outside the U.S. These patents and patent applications are directed to several areas of technology important to our business, including the core SELDI technology and its applications, protein biochips, instrumentation, software and biomarkers. The issued patents covering the SELDI and Retentate Chromatography mass spectrometry technologies expire at various times from 2013 to 2019. Pursuant to the asset purchase agreement, Bio-Rad acquired certain proprietary rights used in the research tools business. At the closing of the asset purchase, we will enter into a cross license agreement with Bio-Rad pursuant to which we will retain the right to commercially exploit those proprietary rights, including SELDI technology, in the clinical diagnostics market. The clinical diagnostics market includes laboratories engaged in the research and development and/or manufacture of diagnostic tests using biomarkers, commercial clinical laboratories, hospitals and medical clinics that perform diagnostic tests. Ciphergen has been granted exclusive rights to commercialize the proprietary rights in the clinical diagnostics market during a five-year exclusivity period. After the end of the five-year period, we and Bio-Rad will share exclusive rights. Ciphergen and Bio-Rad each have the right to engage in negotiations with the other party for a license to any improvements in the proprietary rights created by the other party.

The rights to the core SELDI technology are derived through royalty-bearing sublicenses from Molecular Analytical Systems, Inc., or MAS. MAS holds an exclusive license to patents directed to the SELDI technology from the owner, Baylor College of Medicine. MAS granted certain rights under these patents to our wholly owned subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc. in 1997. We obtained further rights under the patents in 2003 through sublicenses and assignments executed as part of the settlement of a lawsuit between Ciphergen, MAS, LumiCyte and T. William Hutchens. Together, the sublicenses and assignments provide all rights to develop, make and have made, use, sell, import, market and otherwise exploit products and services covered by the patents throughout the world in all fields and applications, both commercial and non-commercial. The sub licenses carry the obligation to pay MAS a royalty equal to 2% of SELDI-related revenues recognized between February 21, 2003 and the earlier of (i) May 28, 2014, or (ii) the date on which the cumulative payments to MAS have reached $10,000,000. Through June 30, 2006, we had paid or accrued a total of approximately $2.5 million in such royalties.

We hold licenses or options to license biomarkers developed using SELDI technology, and related intellectual property. As of July 31, 2006, 41 of our patent applications are directed to biomarker inventions. These include applications in the areas of cancer, cardiovascular disease, infectious disease, neurodegenerative disease and women’s health. We are currently negotiating an extension of the term of our collaboration agreement with The Johns Hopkins School of Medicine to patent applications directed to biomarkers for ovarian cancer that we intend to commercialize as an ovarian cancer diagnostic test. Other institutions and companies from which we hold options to license intellectual property related to biomarkers include University College London (England), The University of Texas M. D. Anderson Cancer Center, University of Kentucky, McGill University (Canada), Eastern Virginia Medical School, Aaron Diamond AIDS Research Center, The University of Texas Medical Branch, Göteborg University (Sweden), University of Kuopio (Finland) and the Netherlands Cancer Institute (Netherlands).

Manufacturing

Assuming shareholder approval of the asset sale to Bio-Rad, Bio-Rad will take over Ciphergen’s manufacturing operations and pursuant to the manufacture and supply agreement with Bio-Rad, Bio-Rad has agreed to manufacture and Ciphergen has agreed to purchase from Bio-Rad the ProteinChip Systems and ProteinChip Arrays (collectively referred to as the research tools products) required to support its diagnostics efforts. If Bio-Rad fails to supply any research tools products to Ciphergen, including any new research tools products developed by Bio-Rad for sale to its customers or any new research tools products Ciphergen has requested Bio-Rad to make and sell to Ciphergen, under certain conditions Ciphergen has the right to manufacture or have such research tools products manufactured by a third party for Ciphergen’s own use and sale to its customers and collaborators in the clinical diagnostics market, subject to payment of a reasonable royalty to Bio-Rad on sales of such research tools products. In the event that Bio-Rad is unable to provide the ProteinChip instruments, arrays and supplies as required, there is no guarantee that we will be able to find such a third party supplier, or that the cost of purchasing these items will be commercially reasonable. If we are not able to obtain the necessary ProteinChip instruments, arrays, and supplies, our ability to develop diagnostic products will be adversely affected.

Ciphergen will be responsible for assuring through its incoming quality control process that the research tools products it purchases from Bio-Rad will comply with applicable government regulations. During 2005, Ciphergen enhanced its quality control systems in order to comply with U.S. Food and Drug Administration, or FDA, regulations; that compliance has been reviewed through an independent audit. Ciphergen believes it is prepared to fulfill its obligation to assure that such research tools products are in compliance with the FDA’s Quality System Regulations, or QSRs, in 2006.

Environmental Matters

Medical Waste

We are subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and hazardous waste as well as to the safety and health of laboratory employees. Our laboratory facility in Fremont, California is operated in material compliance with applicable federal and state laws and regulations relating to disposal of all laboratory specimens. We utilize outside vendors for disposal of specimens. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use, or the use by third parties, of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts.

Occupational Safety

In addition to its comprehensive regulation of safety in the workplace, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of the blood-borne and airborne pathogens. Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Specimen Transportation

Regulations of the Department of Transportation, the International Air Transportation Agency, the Public Health Service and the Postal Service apply to the surface and air transportation of clinical laboratory specimens.

Government Regulation

General

Our future activities related to diagnostics products are, or have the potential to be, subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

Generally, certain categories of medical devices, a category that may be deemed to include potential future products based upon the ProteinChip® platform, may require FDA 510(k), or 510(k) de novo clearance or pre-market approval. Although the FDA believes it has jurisdiction to regulate in-house laboratory tests, or “home brews,” that have been developed and validated by the laboratory providing the tests, the FDA has not, to date, actively regulated those tests. “Active ingredients” (known as “analyte specific reagents” or “ASRs”) that are sold to laboratories for use in tests developed in house by clinical laboratories generally do not require FDA approval or clearance. ASRs generally do not require FDA clearance or pre-market approval if they are (1) sold to clinical laboratories certified by the government to perform high complexity testing, (2) manufactured in compliance with the FDA’s QSRs, and (3) labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to ASRs, such as those used in certain of our proposed future tests. We believe that clinical laboratory testing based upon our ProteinChip platform, and any ASRs that we intend to sell to clinical reference laboratories, currently would not require FDA clearance or approval. The FDA has publicly stated it is reevaluating its ASR policy, and it is possible that future revisions to FDA policies may have the effect of increasing the regulatory burden on manufacturers of these devices. The commercialization of our products and services could be impacted by being delayed, halted or prevented. We cannot be sure that tests based upon the ProteinChip platform, or a combination of reagents, will not require FDA 510(k), 510(k) de novo clearance or pre-market approval.

Regardless of whether a medical device requires FDA approval or clearance, a number of other FDA requirements apply to the manufacturer of such a device and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events, corrections and removals must be reported to the FDA. The FDA also regulates the product labeling, promotion and, in some cases, advertising of medical devices. Manufacturers must comply with the FDA’s QSRs, which establish extensive requirements for design, quality control, validation and manufacturing. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

Diagnostic Kits

The Food, Drug and Cosmetic Act requires that medical devices introduced to the U.S. market, unless exempted by regulation, be the subject of either a premarket notification clearance, known as a 510(k) or (510(k) de novo, or a premarket approval, known as a PMA. Some of our potential future clinical products may require a 510(k) or (510(k) de novo, others may require a PMA. Other products, like ASRs, may be exempt from regulatory clearance or approval.

With respect to devices reviewed through the 510(k) process, we may not market a device until an order is issued by the FDA finding our product to be substantially equivalent to a legally marketed device known as a predicate device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the U.S. On the other hand, the FDA may determine that the device is not substantially equivalent and require a PMA, or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of our products.

If the FDA indicates that a PMA is required for any of our potential future clinical products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA’s refusal to accept the data or the imposition of regulatory sanctions. There can be no assurance that we will be able to meet the FDA’s requirements or receive any necessary approval or clearance.

Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how our device is marketed or to whom it may be sold. Even in the case of devices like ASRs, many of which are exempt from 510(k) clearance or PMA approval requirements, the FDA may impose restrictions on marketing. Our potential future ASR products may be sold only to clinical laboratories certified under CLIA to perform high complexity testing. In addition to requiring approval or clearance for new products, the FDA may require approval or clearance prior to marketing products that are modifications of existing products or the intended uses of these products. We cannot assure that any necessary 510(k) clearance or PMA approval will be granted on a timely basis, or at all. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA approval, or the imposition of stringent restrictions on the labeling and sales of our products, could have a material adverse effect on us.

As a medical device manufacturer, we are also required to register and list our products with the FDA. In addition, we are required to comply with the FDA’s QSRs, which require that our devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, we are required to comply with FDA requirements for labeling and promotion. For example, the FDA prohibits cleared or approved devices from being promoted for uncleared or unapproved uses. In addition, the medical device reporting regulation requires that we provide information to the FDA whenever there is evidence reasonably to suggest that one of our devices may have caused or contributed to a death or serious injury, or where a malfunction has occurred that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

Our manufacturing facilities are subject to periodic and unannounced inspections by the FDA and state agencies for compliance with QSRs. Additionally, the FDA will generally conduct a preapproval inspection for PMA devices. Although we believe we will be able to operate in compliance with the FDA’s QSRs for ASRs, we have never been inspected by the FDA and cannot assure that we will be able to maintain compliance in the future. If the FDA believes that we are not in compliance with applicable laws or regulations, it can issue a warning letter, detain or seize our products, issue a recall notice, enjoin future violations and assess civil and criminal penalties against us. In addition, approvals or clearances could be withdrawn under certain circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on us.

Any customers using our products for clinical use in the U.S. may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the U.S. by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests — namely, waived, moderately complex and highly complex — and the standards applicable to a clinical laboratory depend on the level of the tests it performs. We cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on us by limiting the potential market for our potential future products.

Medical device laws and regulations are also in effect in many of the countries in which we may do business outside the U.S. These range from comprehensive device approval requirements for some or all of our potential future medical device products, to requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in some states in which we do business. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not incur significant costs in obtaining or maintaining foreign regulatory approvals. In addition, export of certain of our products which have not yet been cleared or approved for domestic commercial distribution may be subject to FDA export restrictions.

Employees

As of July 31, 2006, we had 140 full-time employees worldwide, including 64 in sales and marketing, 26 in research and development, 30 in manufacturing and 20 in administration. We also had an additional 17 individuals engaged as independent contractors. None of our U.S. employees is covered by a collective bargaining agreement, though many of our European employees are covered under national labor agreements. We believe that our relations with our employees are good. Ciphergen’s success will depend in large part on our ability to attract and retain skilled and experienced employees. Following the closing of the Bio-Rad transaction, we expect initially to have approximately 40 full-time employees.

Ciphergen has recruited senior management with experience in diagnostics, laboratory medicine, and clinical medicine. Senior managers are described here.

•	Gail S. Page, President and CEO. From August 2005 to December 2005, Ms. Page was President and Chief Operating Officer, and prior to August 2005 she was President of Ciphergen’s Diagnostics Division and an Executive Vice President of Ciphergen Biosystems, Inc. From October 2000 to January 2003, she was the Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, she held various senior level management positions with Laboratory Corporation of America. In 1993, she was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, she headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, she was a member of the Scientific Advisory Board and chair from 1993 to 1997.

•	Michael R. Acosta, Vice President of Quality Assurance and Regulatory Affairs, joined us in July 2005. Mr. Acosta has 26 years of experience in the pharmaceutical, medical device and biotech industries. He has spent his entire career in quality assurance and regulatory affairs. Prior to joining Ciphergen, Mr. Acosta spent 7 years working for HemoSense, Inc., a start-up medical device company in the Silicon Valley that completed a successful IPO in 2005. He has also worked for several other start-up companies and large companies, such as CR Bard, Baxter, and Alza Corp. Mr. Acosta brings both domestic and international regulatory experience to Ciphergen and has a successful track record with many regulatory agencies.

•	Eric T. Fung, MD, PhD, Chief Scientific Officer, joined us in 2000 as a lead scientist in the newly-formed Biomarker Discovery Center® laboratories. He became Chief Scientific Officer in June 2006, prior to that he was most recently Head of Clinical and Medical Affairs. Prior to joining Ciphergen, Dr, Fung was a Howard Hughes sponsored researcher at Stanford University. Dr. Fung has anatomic pathology training from Stanford Medical School and obtained his MD and PhD degrees from The Johns Hopkins University School of Medicine. He graduated with a BS with honors from the California Institute of Technology. Dr. Fung also currently holds an Adjunct Assistant Professor position in the Department of Pathology at The Johns Hopkins University School of Medicine.

•	James P. Merryweather, PhD, Executive Vice President, Sales and Marketing, joined us in March 2005. Prior to joining Ciphergen, Dr. Merryweather spent five years at Incyte Corporation, most recently as Executive Vice President of Business Development & Commercial Operations. Prior to joining Incyte, he was at Millennium Pharmaceuticals as Vice President, Program Management. Prior to joining Millennium, he spent 15 years at Chiron Corporation in a variety of roles ranging from Senior Scientist to Director of Project Management. Dr. Merryweather has spent over 20 years in the biotechnology industry in senior positions in Research and Development, Program Management and Business Development. Dr. Merryweather graduated with a BS degree in Chemistry from Northern Illinois University and a PhD in Biochemistry from Washington State University.

•	Simon Shorter, PhD, Vice President of Corporate Business Development, joined us in September 2004, as Vice President of Business Development, Diagnostics Division. Prior to joining Ciphergen, Dr. Shorter held a series of management positions in R&D, Sales & Marketing and Business Development at Adeza Biomedical Corporation. Over a 12-year-period, Dr. Shorter developed an in-depth, practical understanding of the clinical laboratory and IVD market segments. Dr. Shorter received his BS degree in Biological Sciences from The King’s College, University of London, and subsequently attended University College London, where he completed a MS degree in Applied Molecular Biology and Biotechnology. At the University of Oxford, he earned his PhD in Cellular Biology and Immunology of Human Development followed by a Post Doctoral Research Fellowship at the University of California, San Francisco in the immunological basis for the survival of fetus during human placental development.

•	William C. Sullivan, Vice President of Corporate Operations, joined us in February 2004, as Vice President, Diagnostics Operations. Mr. Sullivan has spent over 25 years in the diagnostics industry, covering all aspects of clinical laboratory operations and diagnostic manufacturing, including quality systems, product development, technical transfer, customer support and operations management. Prior to joining us, Mr. Sullivan had been serving as a medical device consultant since 2001. From 1999 to 2001, he was Vice President, Diagnostic Manufacturing at Visible Genetics, Inc. and from 1998 to 1999, he was Vice President, Operations at Nichols Institute Diagnostics (a subsidiary of Quest Diagnostics). From 1997 to 1998, Mr. Sullivan was Vice President, Operations at Dianet Med and from 1989 to 1997, he served at Laboratory Corporation of America and its predecessor Roche Biomedical in a succession of positions covering manufacturing operations. Mr. Sullivan received a BA degree from the College of the Holy Cross and subsequently attended graduate school at the University of Pennsylvania. He holds certification as a Specialist in Immunology from the American Society for Clinical Pathology.

•	Egisto Boschetti, PhD, Vice President of Research and Development joined Ciphergen as a result of the BioSepra acquisition in July 2001. Internationally recognized as an expert in protein separation by chromatography, he served BioSepra and its predecessors as Research Director since the inception of that business in the late 1970’s. Dr. Boschetti has a degree in biochemistry from the University of Bologna (Italy) and an MBA (Paris). He will continue to be engaged with our management team following the closing of the asset sale.

In addition, in 2006, Ciphergen established a Scientific Advisory Board composed of world-class scientists to assist in directing the Company’s product development strategies. Members of the Scientific Advisory Board are distinguished members of academia and industry, with experience in diagnostic test development and commercialization. These scientists will meet regularly with our senior management team to help leverage our intellectual property portfolio, guide our resource allocation, and evaluate our ongoing diagnostic programs and prioritize them towards commercialization. Members of the Scientific Advisory Board are described here.

•	Robert C. Bast, Jr., MD, is Vice President for Translational Research and the Harry Carothers Wiess Distinguished University Professor for Cancer Research at The University of Texas M. D. Anderson Cancer Center. Dr. Bast is best known for developing the Ovarian Cancer (OC) 125 monoclonal antibody that led to the production of the CA125 radioimmunoassay. Serum CA125 levels have provided the first generally useful marker for monitoring the course of patients with epithelial ovarian cancer. CA 125 is currently being evaluated as one component of a screening strategy for ovarian cancer. Dr. Bast has published more than 500 articles and chapters, and has edited the textbook Cancer Medicine. He continues to care for patients with breast and ovarian cancer and has been listed in the Best Doctors of America and in America’s Top Physicians. Dr. Bast received his BA degree cum laude from Wesleyan University and his MD magna cum laude from Harvard Medical School.

•	Daniel W. Chan, PhD, DABCC, FACB, is Professor of Pathology, Oncology, Urology and Radiology, Director of Clinical Chemistry Division, Department of Pathology, and the Director, Center for Biomarker Discovery at The Johns Hopkins University School of Medicine. Dr. Chan is an internationally recognized authority in clinical chemistry, proteomics, immunoassay, and biochemical tumor markers (particularly breast and prostate cancer markers). He is particularly well known as a leader in the concept and methodology of the clinical usefulness of prostate-specific antigen (PSA) as a marker for prostate cancer. He has published over 200 scientific articles, five books on immunoassay automation, endocrinology, and tumor markers. His research has led to major findings showing the importance of analytical methodologies of laboratory testing in diagnosing, managing, and understanding human cancers. He is the editor-in-chief of the journal Clinical Proteomics. Dr. Chan received his PhD from the State University of New York at Buffalo.

•	Ian Jacobs, MD, FRCOG, is Director of the Department of Gynecological Oncology and of the Institute of Women’s Health at University College London. Professor Jacobs is recognized as one of Europe’s leading academic gynecological oncologists and is President of the European Society of Gynaecological Oncologists. His research includes heading the UK Collaborative Trial of Ovarian Cancer Screening involving 200,000 women in the UK, as well as laboratory studies of the genetic basis of gynecological cancers. Professor Jacobs’ clinical activities and expertise include the surgical management of gynecological cancer, management of familial cancer and screening for ovarian and cervical cancer. Professor Jacobs has authored or co-authored more than 200 articles, reviews and chapters. He qualified at Cambridge University and London University before training in clinical medicine and research in Cambridge, at Duke University and at The Royal London, St Bartholomew’s and Royal Marsden Hospitals in London.

•	Joyce G. Schwartz, MD, is Vice President & Chief Laboratory Officer of Quest Diagnostics Incorporated. Dr. Schwartz is responsible for medical operations and medical quality for the company’s core laboratory testing business. Dr. Schwartz is board-certified in anatomic and clinical pathology, with many years of academic and hospital experience. Prior to joining Quest Diagnostics, Dr. Schwartz held a tenured position as Professor at The University of Texas Health Science Center at San Antonio. She received her BS and MA degrees from the University of Texas at Austin and she received her medical degree from The University of Texas Health Science Center at San Antonio, where she served as Chief Resident in Anatomic and Clinical Pathology. Dr. Schwartz has published over 80 articles in peer reviewed medical and scientific publications.

•	William Wallen, PhD, is Senior Vice President and Chief Scientific Officer of Idexx Laboratories, Inc., a worldwide leader in innovative products and services for veterinary, food and water applications. Before joining Idexx, Dr. Wallen was Senior Vice President and Head, Office of Technology for the Diagnostics Division of Bayer Healthcare. In his 10 years with Bayer, Dr. Wallen held various senior scientific and leadership positions, including as Head of Research and Development for Bayer’s laboratory testing and Head of Research for the nucleic acid diagnostics segment. He has authored or co-authored more than 50 scientific papers and articles covering topics in immunology, virology, oncology and detection methodologies. Dr. Wallen earned his BS degree in zoology, his MS degree in microbiology from Michigan State University and his PhD in Molecular Biology from the University of Arizona College of Medicine.

ANNEX C: FAIRNESS OPINION

August 14, 2006

Confidential
Board of Directors
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont CA, 94555

Members of the Board of Directors:

We have been engaged to evaluate the fairness, from a financial point of view, to the holders of outstanding shares of the common stock of Ciphergen Biosystems, Inc., a Delaware Corporation (“Ciphergen” or the “Company”), of the proposed sale (the “Sale”) of the assets of Ciphergen’s tools business to Bio-Rad Laboratories, Inc (“Bio-Rad”) for the consideration (the “Sale Consideration”) as per the agreement between Ciphergen and Bio-Rad (the “Asset Purchase Agreement”).

In arriving at our opinion (the “Opinion”), we have had numerous discussions with management about Ciphergen’s operations, financial condition and prospects with respect to both its tools business and its diagnostics business. We have reviewed the Asset Purchase Agreement, including the schedules and exhibits thereto, and analyzed financial and other information that was publicly available or furnished to us by the Company, including information provided to us during discussions with the management of Ciphergen. Included in the information provided during such discussions were historical audited financial data of Ciphergen and certain financial projections of Ciphergen and its tools business prepared by its management. In addition, we have compared certain financial data of Ciphergen’s tools business with various other companies in generally similar industries with generally similar business and financial characteristics whose securities are traded in public markets and conducted such other financial studies and analyses as we deemed appropriate for purposes of this Opinion. We did not rely on any one particular financial analysis or methodology, but formulated our Opinion on the whole of such analyses.

In rendering our Opinion, we have assumed that the Sale will be consummated on all material terms described in the Asset Purchase Agreement. We have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was reviewed by us, whether obtained from public sources or provided to us by the Company. In particular, we have relied upon the estimates and projections of the management of Ciphergen, which was the basis of our financial model for the Company. With respect to the financial projections supplied to us, we have assumed that the forecasts presented to us by the management team of the Company were reasonably prepared in good faith and reasonably reflect the best currently available estimates and judgments of the management of Ciphergen regarding the future operating and financial performance of the Company and its tools business. In addition, we have not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of the Company. Oppenheimer has not engaged in any legal analysis or review of the Agreement itself nor had any such analysis or review conducted on its behalf and has assumed that all legal requirements for consummation of the Sale have or will be complied with. We express no view as to the federal, state or local tax consequences of the Sale Consideration or to the accounting treatment of the Sale.

We express no view as to, and our Opinion does not address, the underlying business decision of Ciphergen to effect the Sale nor were we requested to consider the relative merits of the Sale as compared to any other transaction in which Ciphergen might engage.

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Our Opinion is based on economic, market, financial and other conditions as they currently exist, and on the information made available to us as of the date of this letter, and is limited to the fairness, as of the date hereof, from a financial point of view, of the Sale Consideration. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Oppenheimer will receive a fee for rendering this Opinion. The Company has agreed to indemnify Oppenheimer under certain circumstances.

In the ordinary course of our business, Oppenheimer may actively trade securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this Opinion has been prepared solely for the use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to, or used for any other purposes without Oppenheimer’s prior written consent, except that the Company may provide a copy of this as described below. Oppenheimer understands that the Company will include this Opinion in a proxy statement filed with the SEC, which will be provided to the Company’s shareholders. In addition, Oppenheimer will, if requested by the Company, provide such additional reasonable and customary disclosure in connection with such public filings regarding its engagement with the Company, the basis of its Opinion and compensation.

Based upon the foregoing and such factors as we deemed relevant, we are of the Opinion that, as of the date hereof, the Sale Consideration is fair from a financial point of view to the shareholders of Ciphergen.

Very truly yours,

Oppenheimer & Co. Inc.

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PROXY BALLOT
CIPHERGEN BIOSYSTEMS, INC.
SPECIAL MEETING OF STOCKHOLDERS
THURSDAY, OCTOBER 26, 2006, 2:00 P.M. LOCAL TIME
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SEPTEMBER 28, 2006
The undersigned stockholder of Ciphergen Biosystems, Inc. (the “Company”) hereby appoints Gail S. Page with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on September 15, 2006, at the Special Meeting of Stockholders of the Company to be held on Thursday, October 26, 2006 (the “Special Meeting”), at 2:00 p.m., local time, at 6611 Dumbarton Circle, Fremont, California and any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS AND AS SAID PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENTS THEREOF.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

òPlease detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To approve the proposed sale of the assets used in our proteomics business, herein referred to as the “research tools business,” to Bio-Rad Laboratories, Inc. pursuant to the asset purchase agreement attached as Annex A to the accompanying proxy statement.

2.	To approve the proposal to grant discretionary authority to adjourn or postpone the Ciphergen special meeting to another time or place for the purpose of soliciting additional proxies.
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and indicate changes below:

☐ For	☐ Against	☐ Abstain

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     Date:

Signature(s) in Box
NOTE: Please sign exactly as name appears hereon. Joint Owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.